EQUITY PURCHASE AGREEMENT

                                by and among

                           DOW ENVIRONMENTAL INC.,

                            TCM TECHNOLOGIES INC.

                                     and

                           RADIAN ACQUISITION CORP.

                          Dated as of June 23, 1998





                              TABLE OF CONTENTS
                         (Not part of this Agreement)


     ARTICLE I. DEFINITIONS AND TERMS

          1.01. Specific Definitions
          1.02. Other Definitional Provisions

     ARTICLE II. PURCHASE AND SALE

          2.01. Purchase and Sale of Membership Interests
          2.02. Purchase Price
          2.03. The Closing
          2.04. Deliveries
          2.05. Purchase Price Adjustment

     ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLERS

          3.01. Ownership of Membership Interests
          3.02. Authorization
          3.03. Binding Effect
          3.04. No Violations
          3.05. Brokers and Finders

     ARTICLE IIIA.  REPRESENTATIONS AND WARRANTIES OF TDCC

          3.01A. Capital Stock
          3.02A. Authorization
          3.03A. Binding Effect
          3.04A. No Violations

     ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLERS
                 RELATING TO THE COMPANY

          4.01. Organization
          4.02. Capitalization
          4.03. Subsidiaries
          4.04. No Violations
          4.05. Consents and Approvals
          4.06. Financial Statements
          4.07. Absence of Change
          4.08. Title to Assets; Real Property and Related Matters
          4.09. Litigation
          4.10. Compliance With Applicable Law
          4.11. Permits
          4.12. Environmental Matters
          4.13. Brokers and Finders
          4.14. Contracts
          4.15. Intellectual Property
          4.16. Taxes
          4.17. Employee Matters
          4.18. Warranties
          4.19. Customers and Suppliers
          4.20. Inventories
          4.21. Receivables
          4.22. EBITDA
          4.23. Backlog
          4.24. Insurance
          4.25. Commercial Practices
          4.26. Projections

     ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER

          5.01. Organization
          5.02. Authorization
          5.03. Binding Effect
          5.04. No Violations
          5.05. Consents and Approvals
          5.06. Brokers and Finders
          5.07. Financing
          5.08. Litigation
          5.09. Investment Intent
          5.10. Foreign Ownership; Officers and Directors

     ARTICLE VA. REPRESENTATIONS AND WARRANTIES OF GROUP

          5.01A. Capital Stock
          5.02A. Authorization
          5.03A. Binding Effect
          5.04A. No Violations

     ARTICLE VI. COVENANTS

           6.01. Conduct of the Business Pending the Closing
           6.02. Access to Information
           6.03. Reasonable Best Efforts; Good Faith
           6.04. Public Announcements
           6.05. Employee Benefits
           6.06. Certain Debt Obligations
           6.07. No Solicitation
           6.08. Guaranteed Work
           6.09. Transactions with Affiliates
           6.10. Tail Insurance
           6.11. TDCC Guarantee
           6.12. Group Guarantee


     ARTICLE VII. CONDITIONS TO CLOSING

           7.01. General Conditions
           7.02. Conditions to Obligations of the Sellers
           7.03. Conditions to Obligations of Purchase

     ARTICLE VIII. TERMINATION

          8.01. Termination
          8.02. Effect of Termination

     ARTICLE IX. INDEMNIFICATION

          9.01. Indemnification by Sellers
          9.02. Indemnification by Purchaser
          9.03. Indemnification Process
          9.04. Limitations on Indemnity Payments
          9.05. Survival
          9.06. Characterization of Indemnification Payments

     ARTICLE X. GENERAL PROVISIONS

          10.01. Expenses and Taxes; Tax Returns
          10.02. Mutual Release
          10.03. Further Assurances
          10.04. Amendment/Nonassignment
          10.05. Waiver
          10.06. Notices
          10.07. Headings and Schedules
          10.08. Applicable Law
          10.09. No Third Party Rights
          10.10. Counterparts
          10.11. Severability
          10.12. Entire Agreement
          10.13. Consent to Jurisdiction; Jury Trial; Venue
          10.14. Fair Construction



    List of Disclosure Memorandum Schedules and Exhibits to this Agreement
    ----------------------------------------------------------------------

                  Number          Description
                  ------          -----------
                  1.01            Officers
                  3.01            Liens on Membership Interests
                  4.02            Capitalization
                  4.03            Subsidiaries
                  4.04            No Violations
                  4.05            Consents and Approvals
                  4.06(a)         Financial Statements
                  4.07            Absence of Change
                  4.08(a)         Real Property
                  4.08(b)         Leases
                  4.09            Litigation
                  4.10            Compliance With Applicable Law
                  4.11            Permits
                  4.12(a)         Environmental Matters (Compliance)
                  4.12(b)         Environmental Matters (Permits)
                  4.12(c)         Environmental Matters (Notices)
                  4.12(d)         Environmental Matters (Pending or
                                  Threatened Actions)
                  4.12(f)         Environmental Matters (Conditions)
                  4.14            Contracts
                  4.15(a)         Intellectual Property
                  4.15(b)(i)      Intellectual Property (Infringement or
                                  Improper Use)
                  4.15(b)(ii)     Intellectual Property (Waiver of Material
                                  Rights to Intellectual Property)
                  4.16(c)         Tax Returns
                  4.16(e)         Tax-Sharing Agreements
                  4.17(a)         Employee Matters (Plans)
                  4.17(b)(iii)    Employee Matters (Compliance of Plans)
                  4.17(b)(iv)     Employee Matters (Group Health Plans)
                  4.17(b)(v)      Employee Matters (Benefit Arrangements)
                  4.18            Warranties
                  4.19            Customers and Suppliers
                  4.24            Insurance
                  4.26            Projections
                  5.05            Consents and Approvals
                  5.10(a)         Foreign Owners
                  5.10(b)         Officers and Directors
                  6.01            Conduct of the Business Pending the Closing
                  6.05(a)         Severance
                  6.06            Certain Debt Obligations

                  Exhibit A       Form of Bill of Sale
                  Exhibit B       Ownership of Membership Interests
                  Exhibit C       Form Opinion of Purchaser's Counsel
                  Exhibit D       Form Opinion of Sellers' Counsel
                  Exhibit E       Form Opinion of the Company's Counsel



                          EQUITY PURCHASE AGREEMENT
                          -------------------------

     This EQUITY PURCHASE AGREEMENT, dated as of June 23, 1998, is by and among Dow Environmental Inc., a Delaware corporation ("DEI"), TCM Technologies Inc., a Delaware corporation ("TCM" and DEI collectively the "Sellers", each individually a "Seller"), The Dow Chemical Company, a Delaware corporation ("TDCC") and Radian International LLC, a Delaware limited liability company (the "Company") (TDCC and the Company, signatories to this Agreement for certain limited purposes specified herein) and Radian Acquisition Corp., a Delaware corporation ("Purchaser") and Dames & Moore Group, a Delaware corporation ("Group," signatory to this Agreement for certain limited purposes specified herein).

     The Sellers are the owners of all of the issued and outstanding equity interests (the "Membership Interests") of the Company;

     TDCC is the owner, directly or indirectly, of all of the issued and outstanding capital stock of the Sellers;

     On the terms and subject to the conditions contained in this Agreement, the Sellers desire to sell and Purchaser desires to purchase all of the Sellers' right, title and interest in and to the Membership Interests;

     NOW, THEREFORE, the parties agree as follows:


                                  ARTICLE I.
                             DEFINITIONS AND TERMS
                             ---------------------

     1.01 Specific Definitions. As used in this Agreement, the following terms have the following meanings:

     "AAA" means the American Arbitration Association.

     "Acceptable Range" has the meaning specified in Section 6.08.

     "Additional Guaranteed Amount" has the meaning specified in Section 6.08.

     "Adjusted Average Price" has the meaning specified in Section 6.08.

     "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of more than 50% of the voting securities, by contract or otherwise.

     "Agreement" means this Equity Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement.

     "Amended Plan" has the meaning specified in Section 6.05(b).

     "Assets" means the assets of the Company and its Subsidiaries, stated in accordance with GAAP, applied on a basis consistent with that used in the preparation of the Company's audited balance sheet as of December 31, 1997, except as may be required by the definition of Closing Equity.

     "Balance Sheet" means the unaudited consolidated balance sheet as of the quarter ended March 31, 1998 for the Company, included in the Financial Statements set forth on Schedule 4.06(a) of the Disclosure Memorandum.

     "Benefit Arrangement" means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA affiliate or under which the Company has any liability, and (iii) covers any employee or former employee of the Company.

     "Business Continuation Payments" has the meaning described in the Letters of Understanding.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

     "Claim Notice" has the meaning specified in Section 9.03(a).

     "Closing" means the closing of the transactions provided for in this Agreement.

     "Closing Balance Sheet" means the audited consolidated balance sheet as of the Closing Date (i) prepared in accordance with GAAP applied on a consistent basis with that used in the preparation of the audited consolidated balance sheet for the fiscal year ended December 31, 1997 and
(ii) including line items (including the constituent components thereof) consistent with those in the audited consolidated balance sheet for the fiscal year ended December 31, 1997.

     "Closing Date" means the Business Day on which the Closing occurs.

     "Closing Equity" means the net book value of the Assets minus the Liabilities as of the Closing subject to the following sentence. For purposes of calculating the Closing Equity, (A) the following shall specifically be included as Liabilities (whether or not consistent with GAAP): (i) the Transaction Success Payments, and (ii) a liability reserve of $2 million related to severance costs (other than any payments under the Letters of Understanding), which may be incurred after the Closing in excess of Purchaser's two weeks' severance practice and (B) the following items specifically shall be excluded from the Assets and the Liabilities (whether or not consistent with GAAP): (i) all goodwill; (ii) all Business Continuation Payments; (iii) all Debt Obligations released at or prior to the Closing pursuant to Section 6.06; and (iv) other than as provided in (A)(ii) above, all severance and other similar payments or obligations of the Company incurred or to be incurred under any Contract or Employee Plan as a result of any actions taken or to be taken by the Purchaser or the Company following the Closing.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Company" has the meaning specified in the recitals and includes any successor to the Company.

     "Company Employees" has the meaning specified in Section 6.05(c).

     "Confidentiality Agreement" means the Confidentiality Agreement, dated February 4, 1998 among Sellers, the Company and Purchaser.

     "Consent" means any consent, waiver, approval, authorization, exemption, registration or declaration.

     "Contracts" means all agreements, contracts, leases, purchase and sale orders, arrangements, commitments, proposals which have been accepted by the customer and licenses to which the Company or any of its Subsidiaries is a party.

     "Damages" has the meaning specified in Section 9.01.

     "Debt Obligations" has the meaning specified in Section 6.06.

     "DEI" has the meaning specified in the recitals.

     "Direct Claim" has the meaning specified in Section 9.03(a).

     "Disclosure Memorandum" has the meaning specified in Article III.

     "Dow Party" has the meaning specified in Section 6.08(a).

     "Employee Plans" means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

     "Environmental Conditions" means the introduction into the environment of any pollution, including, without limitation, any contaminant, irritant or pollutant or other Hazardous Substance (whether upon any Facility or other property and whether such pollution constituted at the time thereof a violation of any Environmental Law in connection with the Release of any Hazardous Substance) as a result of which the Company or any of its Subsidiaries has or may reasonably be expected to become liable to any Person or by reason of which any Facility or any of the assets may reasonably be expected to suffer or be subjected to any lien.

     "Environmental Laws" means all applicable United States, federal, state and local laws, statutes, ordinances, rules, regulations, orders and judgments which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other Release or threatened Release of, Hazardous Substances or otherwise dangerous substances, wastes, or pollutants, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, the health and safety of persons or property, or the protection of the health and safety of employees, including, without limitation, the Federal Water Pollution Control Act (33 U.S.C. sec. 1251 et seq.), the Resource Conservation & Recovery Act (42 U.S.C. sec. 6901 et seq.), the Safe Drinking Water Act (21 U.S.C. sec. 349, 42 U.S.C. subsec. 210, 300f), the Toxic Substances Control Act (15 U.S.C. sec. 2601 et seq.), the Clean Air Act (42 U.S.C. sec. 7401 et seq.), and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA," 42 U.S.C. sec. 9601 et seq.)

     "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any entity which at any relevant time prior to Closing was a member of a "controlled group of corporations" with or under "common control" with the Company, as defined in Section 414(b) or (c) of the Code.

     "Estimated Statement of Closing Equity" means a reasonable estimate of Closing Equity, prepared by Sellers in good faith and delivered to Purchaser at least two Business Days prior to the Closing Date. The Estimated Statement of Closing Equity shall assume that the Debt Obligations have been extinguished as contemplated by Section 6.06.

     "Facilities" means all plants, buildings, warehouses, improvements and all real property and related facilities on the properties the addresses of which are listed on Schedule 4.08 of the Disclosure Memorandum.

     "Financial Statements" has the meaning specified in Section 4.06(a).

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Group" means the Dames & Moore Group, a Delaware corporation.

     "Group Guarantee" has the meaning specified in Section 6.12.

     "Guarantee Period" has the meaning specified in Section 6.08(a).

     "Guaranteed Amount" has the meaning specified in Section 6.08(a).

     "Hazardous Substance" means any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or otherwise hazardous substance or waste, including, without limitation, any quantity of asbestos, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products, by-products or derivatives, radioactive substance or material, pesticide, waste waters, or sludges that are subject to regulation, control or remediation under any Environmental Laws.

     "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Identified Work" has the meaning specified in Section 6.08.

     "Indemnified Party" has the meaning specified in Section 9.03.

     "Indemnifying Party" has the meaning specified in Section 9.03.

     "Initial Purchase Price" has the meaning specified in Section 2.02.

     "Initial Purchase Price Adjustment" has the meaning specified in Section 2.05(b).

     "Intellectual Property" has the meaning specified in Section 4.15(a).

     "IRS" means the United States Internal Revenue Service.

     "Judgments" means any judgments, injunctions, orders, decrees, writs, rulings, settlements, or awards of any court or other judicial authority or any governmental, administrative or regulatory authority of competent jurisdiction.

     "Knowledge" means, with respect to each Seller, the actual knowledge of the senior executive officers of the Sellers and of the Company, which officers are named on Schedule 1.01 of the Disclosure Memorandum, with respect to the Company, the actual knowledge of such senior executive officers of the Company and with respect to the Purchaser, actual knowledge of the senior executive officers of the Purchaser, which officers are named on Schedule 1.01 of the Disclosure Memorandum.

     "Laws" means any Federal, state, local or foreign law, statute, ordinance, rule, regulation, order or decree.

     "Leases" has the meaning specified in Section 4.08(b).

     "Letters of Understanding" means the Letters of Understanding dated February 2, 1998 between the Company and W.D. Balfour, W.E. Corbett, L.C. Hayes, D.M. Jackson and S.M. Porfido, respectively, and the Letter of Understanding dated February 16, 1998 between the Company and R.A. Lopez.

     "Liabilities" means, in the case of the definition of "Closing Equity" or with respect to the Closing Balance Sheet, liabilities stated in accordance with GAAP, applied on a basis consistent with that used in the preparation of the Company's audited balance sheet as of December 31, 1997, except as may be required under the definition of Closing Equity, and means, in the case of other provisions of this Agreement, any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

     "Liens" means all liens, mortgages, easements, charges, security interests, options or other encumbrances.

     "Material Adverse Change" means a change that has had a Material Adverse Effect.

     "Material Adverse Effect" means a material adverse effect (i) on the business, properties, financial condition, assets (except insofar as there is an offsetting reduction in liabilities) or results of operations of the Company and its Subsidiaries, taken as a whole (provided, however, that a material adverse effect on the results of operations for a single calendar month of the Company and its Subsidiaries, taken as a whole, shall not constitute a Material Adverse Effect unless such results of operations for a single calendar month, taken together with the results of operations for the two prior calendar months of the Company and its Subsidiaries, taken as a whole, would constitute a Material Adverse Effect) or (ii) on the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that any conditions or effects resulting primarily from the announcement of the existence or terms of this Agreement shall not constitute a Material Adverse Effect.

     "Membership Interests" has the meaning specified in the recitals.

     "Most Recent Financial Statements" has the meaning specified in Section 4.06(a).

     "Most Recent Fiscal Quarter" has the meaning specified in Section
4.06(a).

     "Multiemployer Plan" means any "multiemployer plan," as defined in
Section 4001(a)(3) of ERISA, (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company has, any liability and
(B) which covers any employee or former employee of the Company.

     "NRESF" means a nationally recognized environmental services firm.

     "Obligees" has the meaning specified in Section 6.06.

     "Pension Plan" means any "employee pension benefit plan" as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which the Company or any ERISA Affiliate, maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company has any liability and (B) which covers any employee or former employee of the Company.

     "Permits" means all permits, authorizations, approvals, registrations, licenses, certificates or variances granted by or obtained from any Federal, state, local or foreign governmental, administrative or regulatory authority.

     "Permitted Liens" means (i) Liens created by Purchaser, (ii) Liens for or in respect of Taxes, impositions, assessments, fees, water and sewer rents and other governmental charges levied or assessed or imposed against the Real Property which are not yet delinquent or are being contested in good faith by appropriate proceedings, (iii) the rights of lessors and lessees under Leases executed in the ordinary course of business, (iv) the rights of licensors and licensees under licenses executed in the ordinary course of business, (v) Liens, and rights to Liens, of mechanics, warehousemen, carriers, repairmen and others arising by operation of law and incurred in the ordinary course of business, securing obligations not yet delinquent or being contested in good faith by appropriate proceedings, (vi) any conditions relating to the Real Property disclosed on any title commitments, if any, delivered or made available to Purchaser, (vii) customary and other Liens which, in the aggregate, do not have a Material Adverse Effect, (viii) any Liens disclosed in the Financial Statements, and (vii) Liens set forth on
Schedule 4.08(a) of the Disclosure Memorandum.

     "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Pre-Closing Tax Period" means the period (including all prior taxable years) ending on and including the Closing Date. In case of jurisdictions with respect to which the Company's taxable year does not end on the Closing Date, there shall be deemed a short taxable year ending on and including such date and a second deemed short taxable year beginning on and including the day after such date. For purposes of allocating gross income and deductions between deemed short taxable years, all amount of income and deduction shall be deemed to have accrued pro rata during the Company's actual taxable year, except for items of income or loss arising from an extraordinary event, which shall be reflected in the period in which such event occurred.

     "Proceeding" means any action, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation.

     "Purchase Price" has the meaning specified in Section 2.05(b).

     "Purchaser" has the meaning specified in the recitals.

     "Purchaser Indemnified Party" means Purchaser, Purchaser's Affiliates, and their respective directors, officers, shareholders, attorneys, accountants, representatives, agents and employees, and their respective heirs, successors and assigns.

     "Purchaser Plans" has the meaning specified in Section 6.05(b).

     "Radian Party" has the meaning specified in Section 6.08(a).

     "Real Property" has the meaning specified in Section 4.08(a).

     "Release" has the meaning described at 42 U.S.C. sec. 9601(22).

     "Required Consents" has the meaning specified in Section 4.05.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller Indemnified Party" means Sellers, Sellers' respective Affiliates (other than the Company and its Subsidiaries), and their respective directors, officers, shareholders, attorneys, accountants, representatives, agents and employees, and their respective heirs, successors and assigns.

     "Sellers" has the meaning specified in the recitals.

     "Services Agreement" means the agreement by that name between the Company, as service provider, and TDCC, as service recipient, signed on the same date as this Agreement and effective as of the Closing Date.

     "Shortfall" has the meaning specified in Section 6.08.

     "Subsidiary" or "Subsidiaries" of any Person means any corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization of which such Person, either alone or through or together with any other Subsidiary, owns, directly or indirectly, more than 50% of the stock or other equity interests, the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization.

     "Subsidiary Plans" has the meaning specified in Section 4.17(b)(xi).

     "Tax Returns" means any report, return, declaration or other filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes including any amendments thereto.

     "Taxes" means all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any Federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, goods and services, ad valorem, earnings, franchise, profits, license, withholding (including all obligations to withhold or collect for Taxes imposed on others), payroll, employment, excise, severance, stamp, occupation, premium, property, excess profit or windfall profit tax, custom duty, value added or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount (whether payable directly, by withholding or otherwise).

     "TCM" has the meaning specified in the recitals.

     "TDCC" has the meaning specified in the recitals.

     "TDCC Guarantee" has the meaning specified in Section 6.11.

     "Third Party Claim" has the meaning specified in Section 9.03(a).

     "Transaction Success Payments" has the meaning described in the Letters of Understanding.

     "United States" means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

     "Welfare Plan" means any "employee welfare benefit plan" as defined in
Section 3(1) of ERISA, (A) which the Company or any ERISA Affiliate, maintains, administers, contributes to or is required to contribute to, or under which the Company has any liability and (B) which covers any employee or former employee of the Company.

     1.02.  Other Definitional Provisions

            (a) Any reference to an Article, Section or Annex is a reference to an Article or Section of, or an Annex to, this Agreement.

            (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

            (c) The words "include", "includes" and "including" mean include, includes and including without limitation.

            (d)  The terms "dollars" and "$" mean United States dollars.


                                 ARTICLE II.
                              PURCHASE AND SALE
                              -----------------

     2.01 Purchase and Sale of Membership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) Sellers shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers, all of Sellers' right, title and interest in and to the Membership Interests and (b) Sellers hereby consent, effective as of the Closing, to the admission of Purchaser as a member of the Company.

     2.02. Purchase Price. Upon the terms and subject to the conditions of this Agreement, Purchaser will deliver or cause to be delivered to Sellers at the Closing, as an initial payment for the aforesaid sale, conveyance, assignment, transfer and delivery of the Membership Interests, same-day funds by wire transfer in the total amount of $117 million (i) minus, in the event that the Closing Equity as reflected on the Estimated Statement of Closing Equity is less than $93 million, the difference between $93 million and the Closing Equity reflected on the Estimated Statement of Closing Equity, or
(ii) plus, in the event that the Closing Equity as reflected on the Estimated Statement of Closing Equity is more than $103 million, the difference between the Closing Equity reflected on the Estimated Statement of Closing Equity and $103 million (the "Initial Purchase Price"), subject to adjustment as set forth in Section 2.05. The Initial Purchase Price shall be allocated between the Sellers in proportion to their respective holdings of Membership Interests as set forth in Exhibit B.

     2.03. The Closing. Unless otherwise mutually agreed, the Closing, which shall be effective as of the close of business on the Closing Date, will take place at 9:00 a.m., Chicago time, at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, on the date which is the Friday following the date on which the conditions to Closing set forth in Article VII have been satisfied (provided, however, that if such conditions are satisfied after 12:00 Noon, New York time, on a Wednesday, but before a Saturday, then the Closing shall take place on the date that is one week after the Friday of that week), or at such other place, time or date as Sellers and Purchaser may agree. The Closing shall be effective at 11:59 p.m., Chicago time, on the Closing Date.

     2.04. Deliveries. At the Closing (i) each Seller will deliver or cause to be delivered to Purchaser a bill of sale, in the form of Exhibit A, representing the sale, conveyance, assignment and transfer of the portion of the Membership Interests of such Seller as reflected on Exhibit B, and (ii) the Purchaser shall pay to each Seller the portion of the Purchase Price for the Membership Interests sold by such Seller in same day funds by wire transfer to an account specified by such Seller at least two Business Days prior to the Closing.

     2.05.  Purchase Price Adjustment

            (a) Within fifty-five Business Days following the Closing Date, Purchaser shall cause the Company to prepare and deliver to Sellers the Closing Balance Sheet, together with a calculation of the Closing Equity. The Closing Balance Sheet shall be audited by a nationally recognized public accounting firm selected by Purchaser. Sellers and their representatives shall have the right to review all work papers and procedures of Purchaser and its outside accountants used to prepare the Closing Balance Sheet and the calculation of the Closing Equity and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Unless Sellers, within forty-five Business Days after delivery to Sellers of the Closing Balance Sheet and the calculation of the Closing Equity, notify the Company in writing that Sellers object to the Closing Balance Sheet or the calculation of the Closing Equity, and specify the basis for such objection, such Closing Balance Sheet and the calculation of the Closing Equity shall become final and binding upon the parties for the purposes of this Section
2.05. If Sellers and the Company are unable to resolve all of Sellers' objections within 25 Business Days after any such notification has been given, all remaining matters in dispute shall be submitted to Ernst & Young or if Ernst & Young is not available, another nationally recognized public accounting firm mutually agreed upon by Sellers and the Company. In the event the Company and Sellers are unable to agree upon the selection of such an accounting firm within five Business Days after expiration of such 25 Business Day period, the accounting firm shall be appointed by the AAA. Such accounting firm shall make a final determination as to all remaining matters in dispute that shall be conclusive and binding on the Company and Sellers. The Company and Sellers agree to cooperate with each other and with each other's authorized representatives in order to resolve any and all matters in dispute as soon as practicable.

            (b) Within ten Business Days after the Closing Equity has been finally determined, the difference, if any, between the Purchase Price (as defined below) and the Initial Purchase Price (the "Initial Purchase Price Adjustment") shall be paid by Purchaser to Sellers, as set forth in Section 2.05(d) below, if the Purchase Price exceeds the Initial Purchase Price, or by Sellers to Purchaser if the Initial Purchase Price exceeds the Purchase Price. Such payment shall be by wire transfer to the account specified by payee(s) and shall include simple interest on such amount at a rate per annum equal to the London Interbank Offered Rate for three-month United States dollar deposits prevailing on the Closing Date, commencing on the Closing Date and continuing until the date of full payment. The "Purchase Price" means $117 million (i) minus, in the event that the final Closing Equity is less than $93 million, the difference between $93 million and the final Closing Equity, or (ii) plus, in the event that the final Closing Equity is more than $103 million, the difference between the final Closing Equity and $103 million.

            (c) Purchaser, on the one hand, and Sellers on the other, each shall bear one-half of the fees, costs and expenses of the accounting firm retained to resolve any objection under subsection (a) above.

            (d) Any Initial Purchase Price Adjustment pursuant to Section 2.05(b) shall be allocated between the Sellers in proportion to their respective holdings of Membership Interests as set forth in Exhibit B.


                                 ARTICLE III.
                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -----------------------------------------

     Except as disclosed in the disclosure memorandum (the "Disclosure Memorandum") delivered at or prior to the date of this Agreement (it being understood that each section of the Disclosure Memorandum shall list all items applicable to such section, although the inadvertent omission of an item from a section shall not be a breach of this Agreement if such item is disclosed in another section of the Disclosure Memorandum), each Seller, severally and not jointly, represents and warrants to Purchaser as follows:

     3.01. Ownership of Membership Interests. Such Seller is the owner, beneficially and of record, of the Membership Interests set forth opposite its name on Exhibit B, free and clear of any Lien, except as set forth on
Schedule 3.01 of the Disclosure Memorandum. At Closing, such Seller will transfer title to all Membership Interests which it owns beneficially and of record as of the Closing Date to Purchaser free and clear of any such Lien.

     3.02. Authorization. Such Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action of such Seller, and no additional authorization on the part of such Seller is necessary in connection with the execution, delivery and performance by such Seller of this Agreement.

     3.03. Binding Effect. This Agreement has been duly executed and delivered by such Seller and this Agreement is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

     3.04. No Violations. The execution, delivery and performance by such Seller of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not and will not (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of such Seller, (ii) subject to obtaining the Required Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of such Seller under, any contract or agreement to which such Seller is a party or to which any of its assets is subject, or (iii) subject to obtaining the Required Consents, violate or result in a breach of, or constitute a default under, any Law or Judgment applicable to such Seller or by which such Seller or any of its assets are bound or affected, except, in the cases of clauses (ii) and (iii), for any conflict, breach, default, termination, cancellation, acceleration or violation which, individually or in the aggregate, would not reasonably be expected to materially impair Seller's ability to effect the Closing.

     3.05. Brokers and Finders. Except for Donaldson, Lufkin & Jenrette Securities Corporation, whose fees will be paid by Sellers or an Affiliate of Sellers (other than the Company or any of its Subsidiaries), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Seller, or any Affiliate of such Seller, who might be entitled to any fee or commission from such Seller, or any Affiliate of such Seller, in connection with the transactions contemplated by this Agreement.


                                 ARTICLE IIIA.
                    REPRESENTATIONS AND WARRANTIES OF TDCC
                    --------------------------------------

     TDCC represents and warrants to Purchaser as follows:

     3.01A. Capital Stock. TDCC is the owner of all of the issued and outstanding capital stock of the Sellers.

     3.02A. Authorization. TDCC has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action of TDCC, and no additional authorization on the part of TDCC is necessary in connection with the execution, delivery and performance by TDCC of this Agreement.

     3.03A. Binding Effect. This Agreement has been duly executed and delivered by TDCC and this Agreement is a legal, valid and binding obligation of TDCC, enforceable against TDCC in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

     3.04A. No Violations. The execution, delivery and performance by TDCC of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not and will not (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of TDCC, (ii) subject to obtaining the Required Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of TDCC under, any contract or agreement to which TDCC is a party or to which any of its assets is subject, or (iii) subject to obtaining the Required Consents, violate or result in a breach of, or constitute a default under, any Law or Judgment applicable to TDCC or by which TDCC or any of its assets are bound or affected, except, in the cases of clauses (ii) and (iii), for any conflict, breach, default, termination, cancellation, acceleration or violation which, individually or in the aggregate, would not reasonably be expected to materially impair Sellers' ability to effect the Closing.


                                  ARTICLE IV.
                       REPRESENTATIONS AND WARRANTIES OF
                       ---------------------------------
                        SELLERS RELATING TO THE COMPANY
                        -------------------------------

     Except as disclosed in the Disclosure Memorandum delivered at or prior to the date of this Agreement (it being understood that each section of the Disclosure Memorandum shall list all items applicable to such section, although the inadvertent omission of an item from a section shall not be a breach of this Agreement if such item is disclosed in another section of the Disclosure Memorandum), each Seller, severally and not jointly, represents and warrants to Purchaser as follows:

     4.01. Organization. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties where now conducted, owned, leased or operated. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where such license or qualification is required to carry on its business as now conducted, except where the failure to be so qualified or licensed or in good standing, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect.

     4.02. Capitalization. All of the Membership Interests of the Company are held beneficially and of record by the Sellers as set forth in Exhibit B. All of the issued and outstanding Membership Interests have been duly authorized and are validly granted. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its Membership Interests. Except as set forth on Schedule 4.02 of the Disclosure Memorandum, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

     4.03. Subsidiaries. Schedule 4.03 of the Disclosure Memorandum sets forth for each Subsidiary of the Company (i) its name and jurisdiction of organization, (ii) the amount of capital stock or other equity interests authorized and (iii) the amount of capital stock or other equity interests issued and outstanding, the names of the holders thereof, and the number of shares or the percentage interests held by the Company or its Subsidiaries. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company have been duly authorized and are validly issued. Except as set forth on Schedule 4.03 of the Disclosure Memorandum, the Company, directly or indirectly, holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Company.

     4.04. No Violations. Except as set forth on Schedule 4.04 of the Disclosure Memorandum, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not and will not (i) conflict with or violate any provision of the limited liability company agreement, certificate of incorporation, by-laws or other organizational documents of the Company and its Subsidiaries, (ii) subject to obtaining the Required Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Company under, any Contract, or (iii) subject to obtaining the Required Consents, violate or result in a breach of or constitute a default under, any Law or Judgment, except, in the cases of clauses (ii) and (iii), for any conflict, breach, default, termination, cancellation or acceleration which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

     4.05. Consents and Approvals. Except as set forth on Schedule 4.05 of the Disclosure Memorandum or as required by the HSR Act and any other similar Federal, state, local or foreign laws or regulations (together with the Consents, notices and filings referred to in Section 5.05 and Schedule 4.05 of the Disclosure Memorandum, the "Required Consents"), no Consent is required to be obtained by the Company (or by any Affiliate) from, and no notice or filing is required to be given by the Company (or by any Affiliate) to or made by the Company (or by any Affiliate) with, any Federal, state, local, foreign or other governmental authority or other Person in connection with the execution, delivery and performance by Sellers of this Agreement, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

     4.06.  Financial Statements

            (a) Set forth on Schedule 4.06(a) of the Disclosure Memorandum are the following financial statements (collectively the "Financial Statements"): (i) the audited consolidated balance sheets and statements of income, changes in owners' equity, and cash flow as of and for the fiscal years ended December 31, 1996 and 1997 for the Company and its Subsidiaries and the notes related thereto; and (ii) the Balance Sheet and statements of income, changes in owners' equity, and cash flow (the "Most Recent Financial Statements") as of and for the quarter ended March 31, 1998 (the "Most Recent Fiscal Quarter") for the Company and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods; provided, however, that the Most Recent Financial Statements lack footnotes and other presentation items. Additionally, attached to Schedule 4.06(a) of the Disclosure Memorandum are the unaudited income statements of the Company, prepared based on the books and records of the Company, for the months ended April 30, 1998 and May 31, 1998 (as to which no representation or warranty is made).

            (b) Except to the extent reflected or reserved against in the Most Recent Financial Statements, and except as set forth in the Disclosure Memorandum, the Company had no Liabilities, except for (i) Liabilities under Contracts which in the aggregate do not materially exceed the aggregate value of the benefits anticipated to be received under such Contracts, (ii) Liabilities which have arisen after the Most Recent Financial Statements in the ordinary course of business, and (iii) Liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     4.07. Absence of Change. Except as disclosed on Schedule 4.07 of the Disclosure Memorandum, as disclosed in the Most Recent Financial Statements, or to the extent arising out of or relating to the transactions contemplated by this Agreement, since December 31, 1997: (i) the Company and its Subsidiaries have been operated in the ordinary course in a manner consistent with past practice and (ii) there has not been any change in the business, properties, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, other than, in each of cases
(i) and (ii), changes which, individually or in the aggregate, would not constitute a Material Adverse Change.

     4.08.  Title to Assets;  Real Property and Related Matters

            (a) Schedule 4.08(a) of the Disclosure Memorandum lists all real property owned by the Company and its Subsidiaries (the "Real Property"). Except as set forth on Schedule 4.08(a) of the Disclosure Memorandum, the Company and its Subsidiaries have good and, with respect to the Real Property, indefeasible title to their respective properties and assets reflected on the Most Recent Financial Statements or acquired by them since the Most Recent Fiscal Quarter (other than properties and assets disposed of in the ordinary course of business since the Most Recent Fiscal Quarter), and all such properties and assets are free and clear of Liens, except for Permitted Liens.

            (b) Schedule 4.08(b) of the Disclosure Memorandum lists each lease or agreement to which the Company or any of its Subsidiaries is a party under which it is a lessee of any material property, real or personal (the "Leases"), other than project leases for the lease of real property in connection with the performance of services for clients. Except as set forth on Schedule 4.08(b) of the Disclosure Memorandum, each Lease is a valid agreement, duly authorized and entered into, without any default of the Company or any of its Subsidiaries thereunder and, to the knowledge of the Sellers, without any default thereunder of any other party thereto. To the knowledge of the Sellers, neither the Company nor any of its Subsidiaries have received or given a written notice of default under the Leases other than notices with respect to defaults which have either been cured or waived or with respect to defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     4.09.  Litigation.

            (a) Except as set forth on Schedule 4.09 of the Disclosure Memorandum, there are no Proceedings pending or, to the knowledge of Sellers, threatened, involving the Company or any of its Subsidiaries other than those which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or materially impair the Sellers' ability to effect the Closing.

            (b) None of the Company nor any of its Subsidiaries is subject to any Judgment other than those which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or materially impair Sellers' ability to effect the Closing.

     4.10.  Compliance With Applicable Law.  Except as set forth on Schedule
4.10 of the Disclosure Memorandum and except for items that have been reflected on the Financial Statements or disclosed in the footnotes thereto, each of the Company and its Subsidiaries is complying and has complied in all respects with all applicable Laws and Judgments since January 1, 1996, and has complied in all respects with all applicable Laws and Judgments, to the knowledge of Sellers, for periods prior to January 1, 1996, except for such failures to comply which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

     4.11. Permits. Schedule 4.11 of the Disclosure Memorandum sets forth each Permit affecting, or relating to, the business and operations of the Company and its Subsidiaries, other than Permits the absence of which would not have a Material Adverse Effect. Except as set forth on Schedule 4.11 of the Disclosure Memorandum, such Permits are valid and in full force and effect and none of the Permits will, assuming the related Required Consents have been obtained, be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement, except, in each case, such Permits the termination or impairment of which would not have a Material Adverse Effect. The Company and each of its Subsidiaries have all Permits required to conduct their respective businesses as currently conducted, and the Company and each of the Subsidiaries have been operating their respective businesses pursuant to and in compliance with the terms of all such Permits, except for such failures to comply which have not resulted in and will not result in, individually or in the aggregate, a Material Adverse Effect; it being understood that nothing in this Section 4.11 is intended to address any compliance issue that is the subject of any other representation or warranty set forth in this Article.

     4.12.  Environmental Matters

            (a) Except as disclosed on Schedule 4.12(a) of the Disclosure Memorandum, the Facilities are, and at all times have been, owned or leased and operated in material compliance with all Environmental Laws and in a manner that will not give rise to any material Liability under any Environmental Laws. Without limiting the foregoing, except as used in the ordinary course of business and in compliance with all Environmental Laws,
(i) there is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under, about or emanating from any Facility and (ii) there is not now and has not been at any time in the past any underground or above-ground storage tank or pipeline at any Facility where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in compliance with all Environmental Laws and there has been no Release from or rupture of any such tank or pipeline, including, without limitation, any Release from or in connection with the filling or emptying of such tank.

            (b) Except as disclosed on Schedule 4.12(b) of the Disclosure Memorandum, the Company has all Permits relating to its business required under any Environmental Law or the provisions of any Environmental Law relating to its business and each Facility is in material compliance with all such Permits.

            (c) Except as disclosed on Schedule 4.12(c) of the Disclosure Memorandum, the Company has not received any written, or to their knowledge any other, notice of alleged, actual or potential responsibility for, or any Proceeding against the Company or any of its Subsidiaries regarding, (i) any Release or threatened Release of any Hazardous Substance at any location, whether at the Facilities or otherwise or (ii) an alleged violation of or non-compliance with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law. The Company has received no written, or to their knowledge any other, notice of any other Proceeding by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Substances at, on, under, in, to or from any Facilities or in connection with any operations or activities of the Company.

            (d) Except as disclosed on Schedule 4.12(d) of the Disclosure Memorandum, there is not now pending or, to the Company's knowledge, threatened any Proceeding against the Company or any of its Subsidiaries under any Environmental Law or otherwise with respect to any Release or mishandling of any Hazardous Substance.

            (e) Except as disclosed on Schedule 4.12(e) of the Disclosure Memorandum, there are no consent decrees, judgments, judicial or administrative orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind the Company.

            (f) Except as disclosed on Schedule 4.12(f) of the Disclosure Memorandum, there are, to the Company's knowledge, no present or past Environmental Conditions that would give rise to material Liability for the Company.

            (g) True, complete and correct copies of the written reports, and all parts thereof, of all environmental audits or assessments which have been conducted at any Facility or former Facility within the past five years, either by Company or any attorney, environmental consultant or engineer engaged by the Company for such purpose, have been made available to Purchaser and a list of all such reports, audits and assessments and any other similar report, audit or assessment is included on the Disclosure Schedule.

            (h) The Company is not a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Lease or other Contract (excluding insurance policies disclosed on the Disclosure Schedule) under which the Company is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning environmental conditions, except as would not have a Material Adverse Effect.

            (i) The Company has not released any Person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition, except as would not have a Material Adverse Effect.

            (j) The Company has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws, except as would not have a Material Adverse Effect.

     4.13. Brokers and Finders. Except for Donaldson, Lufkin & Jenrette Securities Corporation, whose fees will be paid by Sellers or an Affiliate of Sellers (other than the Company or any of its Subsidiaries), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Company or any Affiliate of the Company (other than Sellers as provided in Section 3.05) in connection with the transactions contemplated by this Agreement.

     4.14. Contracts. Except as disclosed on Schedule 4.14 of the Disclosure Memorandum no Contract that was material to the Company as of March 12, 1998 was not included in the data room index or the supplement to the data room index, both of which are included in Schedule 4.14 of the Disclosure Memorandum. Except as disclosed on Schedule 4.14 of the Disclosure Memorandum, with respect to each Contract that is material to the Company or its Subsidiaries as of the date of this Agreement or as of the Closing Date, (i) each such Contract is a valid and binding agreement of the Company or its Subsidiaries and is in full force and effect in all material respects or has been fully performed in accordance with its terms, and (ii) there has been no material default under any such Contract by the Company or its Subsidiaries, or to the knowledge of Sellers, by any other party to such Contract, which default has not been cured or waived and which default would reasonably be expected to result in a Material Adverse Effect.

     4.15.  Intellectual Property

            (a) Schedule 4.15(a) of the Disclosure Memorandum lists all patents, registered trademarks, registered service marks, trade names and registered copyrights and all applications for registration for any of the foregoing owned by the Company and its Subsidiaries as of the date of this Agreement or exclusively licensed for use in the conduct of the businesses of the Company and its Subsidiaries as of the date of this Agreement (collectively, the "Intellectual Property"). Except as set forth on Schedule 4.15(a) of the Disclosure Memorandum and subject to obtaining the Required Consents associated with in-licenses of any of the foregoing by the Company and its Subsidiaries which are in effect as of the date of this Agreement,
(i) the Company and its Subsidiaries as of the date of this Agreement possess the right to conduct their respective businesses, as regards such patents, registered trademarks, registered service marks, trade names, registered copyrights or equivalent rights of exclusion or limitation possessed by third parties under the various laws of the countries in which these businesses are now conducted, and (ii) there is no material claim by any Person or any Proceeding pending or, to the knowledge of Sellers, threatened which relates to the use of any of the Intellectual Property by the Company or any of its Subsidiaries, or the validity or enforceability of the Intellectual Property or the rights of the Company or any of its Subsidiaries therein.

            (b) Except as set forth on Schedule 4.15(b)(i) of the Disclosure Memorandum, Sellers have no knowledge of any infringement or improper use by any third party of the Intellectual Property. Except as set forth on
Schedule 4.15(b)(ii) of the Disclosure Memorandum, to Seller's knowledge, neither the Company nor any of its Subsidiaries have taken or omitted to take any action which action or omission to act would have the effect of waiving any material rights to the Intellectual Property.

     4.16.  Taxes.

            (a) The Company has filed all Tax Returns that it was required to file on or prior to the Closing Date. All such Tax Returns were correct, complete and accurate in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid by the Company or by TDCC (in which case the Company will reimburse TDCC in full prior to the Closing). No claim has ever been made in writing by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

            (b) The Company has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (c) There is no dispute or claim concerning any Tax liability of the Company claimed or raised by any authority in writing. Schedule 4.16(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after January 1, 1996, that have been audited or are currently the subject of audit. The Sellers have made available to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1996.

            (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to Tax assessment or deficiency.

            (e) All Tax-sharing agreements or similar arrangements with respect to or involving either of the Sellers and the Company are set forth in Schedule 4.16(e). All Tax-sharing agreements or similar arrangements with respect to or involving either of the Sellers and the Company shall be terminated as of the Closing Date, and, after the Closing Date, will have no further effect for any Tax year (whether the current year, a future year, or a past year).

            (f) The Company is, and at all times during its existence has been, classified as a partnership for Federal income Tax purposes and has not, at any time, been classified as an association taxable as a corporation or as a publicly traded partnership for Federal income Tax purposes.

     4.17.  Employee Matters.

            (a) Relevant Documents and Other Information. Schedule 4.17(a) of the Disclosure Memorandum contains a complete list of Employee Plans.
True and complete copies of each of the following documents, to the extent applicable, have been made available to Purchaser: (i) each Welfare Plan and Pension Plan (and, if applicable, related trust agreements), all summary plan descriptions and all annuity contracts or other funding instruments with respect thereto, (ii) each Benefit Arrangement and a complete description of any such Benefit Arrangement which is not in writing, (iii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan, (iv) the most recent Annual Report on Form 5500 Series required to be filed with any governmental agency for each Pension Plan and
(v) a description of complete age, salary, service and related data as of December 31, 1997 for employees and former employees of the Company and each Subsidiary of the Company.

            (b)  Other Representations

                 (i) Pension Plans. Each Pension Plan which is intended to be qualified under section 401(a) of the Code or exempt from tax under section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service and except as set forth on Schedule 4.17(b)(i) of the Disclosure Memorandum, nothing has occurred that would adversely affect the qualified status of such Pension Plan. Except as set forth in
Schedule 4.17(b)(i) of the Disclosure Memorandum, each Pension Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations applicable thereto, including but not limited to the Code.

                (ii) Multiemployer Plans. The Company does not and within the past six years has not been obligated to, contribute to any Multiemployer Plan.

               (iii) Welfare Plans. Except as required under section 4980B of the Code or applicable state law or as set forth in Schedule 4.17(b)(iii) of the Disclosure Memorandum, the Company does not have any present or future obligation to make any payment to or with respect to any present or former employee of the Company under any Welfare Plan after termination of employment.

                (iv) Compliance with Law. Except as set forth on Schedule 4.17(b)(iv) of the Disclosure Memorandum, each Welfare Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations applicable thereto, including but not limited to the Code, except where a failure to comply with any such terms or any such statutes, orders, rules and regulations applicable thereto, including but not limited to the Code, would not reasonably be expected to result in a Material Adverse Effect.

                 (v) Benefit Arrangements. Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including but not limited to the Code, except where a failure to comply with any such terms or any such statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including but not limited to the Code, would not reasonably be expected to result in a Material Adverse Effect. Except as set forth in
Schedule 4.17(b)(v) of the Disclosure Memorandum, and except as provided by law, the employment of all persons presently employed or retained by the Company or a Subsidiary is terminable at will, at any time and without advance notice.

                (vi) Deductibility of Payments. There is no Contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, provides for the payment by the Company of any amount that is an "excess parachute payment" pursuant to
Section 280G of the Code.

               (vii) Fiduciary Duties and Prohibited Transactions. Neither the Company nor, to the knowledge of Sellers, any plan fiduciary of any Welfare Plan or Pension Plan has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in
Section 4975(c)(1) of the Code, for which no exemption exists.

              (viii)  No Amendments.  Except as set forth in Schedule 4.17
(b)(viii) of the Disclosure Memorandum, neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans or to amend or modify any existing Employee Plan.

                (ix) Certain Contracts. None of the Employee Plans holds any interest in any annuity contract, guaranteed investment contract or any other investment contract which is issued by an insurance company which to the Knowledge of Sellers is the subject of bankruptcy, receivership or conservatorship proceedings.

                 (x) No Acceleration of Rights or Benefits. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any of the Employee Plans, including but not limited to the acceleration of the exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the creation of rights under any severance, parachute or change of control agreement.

                (xi) Subsidiary Plans. To the Knowledge of Sellers, (i) all employee benefit plans and programs maintained by any Subsidiary of the Company (collectively, the "Subsidiary Plans") have been operated in material compliance with their terms and all applicable requirements of Law, (ii) all contributions, premiums, accruals, payments or reimbursements required by applicable Law or the terms of each Subsidiary Plan have been made for all periods ending prior to or as of the Closing Date, and (iii) there are no material unfunded liabilities of any Subsidiary of the Company with respect to any Subsidiary Plan which is not reflected in the Financial Statements.

     4.18. Warranties. Except as set forth on Schedule 4.18 of the Disclosure Memorandum, no material warranty or similar claims are currently pending against the Company or any of its Subsidiaries.

     4.19. Customers and Suppliers. Except as set forth on Schedule 4.19 of the Disclosure Memorandum, neither the Company nor any of its Subsidiaries is engaged in any material disputes with any customers or suppliers, and, to the knowledge of Sellers, no customer or supplier representing revenues or expenses in excess of $1,000,000 per year to the Company or any of its Subsidiaries has indicated that it intends to terminate, not renew (with respect to any agreement which provides for automatic renewal) or adversely modify its material arrangements with the Company or any of its Subsidiaries.

     4.20. Inventories. The inventories of the Company and its Subsidiaries that are reflected on the Most Recent Financial Statements are usable or salable in all material respects in the ordinary course of business, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

     4.21. Receivables. Each account receivable of the Company is the result of a valid transaction. Each billed account receivable of the Company constitutes a valid receivable (subject to an allowance for doubtful accounts to the extent reflected in the Financial Statements) resulting from a bonafide sale to or other transaction with a customer or client in the ordinary course of business. The Company has not entered into any agreements with any customers since the date of the Financial Statements where it did not have a reasonable basis to believe that said customer has the ability to pay, as and when due, for the services rendered by the Company. The books and records of the Company state correctly the facts with respect to each account receivable of the Company, and the balance due thereon. Each payment reflected on the books or records as having been made on each billed account receivable was not made directly or indirectly by any director, officer, employee or agent of the Company, as the case may be, unless such Person is shown on said books and records as such account debtor. Each billed account receivable is valid and is enforceable in accordance with its terms, and is not subject to any defense, claim of disability, counterclaim or offset and, to Seller's knowledge, there is no threatened, intended or proposed defense, claim of disability, counterclaim or offset with respect thereof, subject to a normal allowance for doubtful accounts.

     4.22. EBITDA. The Company's earnings before interest, taxes, depreciation and amortization for the period from January 1, 1998, to May 31, 1998, computed in accordance with GAAP applied on a basis consistent with that used in the preparation of the audited Financial Statements, was not less than $8.5 million.

     4.23. Backlog. The Company's backlog (defined as executed agreements between the Company and customers where work has been authorized by the customer, less contract-to-date revenue) was not less than $120 million as of May 31, 1998. Prior to the Closing, Sellers shall provide Purchaser with commercially acceptable information to allow for a reasonable verification of the stated backlog amount.

     4.24. Insurance. Schedule 4.24 of the Disclosure Memorandum contains a complete and accurate list of all existing and valid policies of fire, liability, title, worker's compensation, product liability and other forms of insurance and showing as to each policy the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and a brief summary of the loss experience history by line of coverage) maintained by the Company on its business, assets or employees. All insurance coverage applicable to the Company, its business and assets is in full force and effect, and provides coverage as may be required by applicable Laws and by any Contracts to which the Company is a party except where the failure of such insurance to provide such coverage would not, individually or in the aggregate have a Material Adverse Effect. There is no default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. To the knowledge of Sellers, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies.

     4.25. Commercial Practices. The Company and its Subsidiaries have not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property to any Person, in the United States or any other country, which is in any manner related to the business, assets or operations of the Company and its Subsidiaries, which is illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

     4.26. Projections. Set forth on Schedule 4.26 of the Disclosure Memorandum is a copy of the Company's 1998 business plan. The 1998 business plan was prepared in good faith by the Company, and at the time it was prepared, represented a reasonable estimate of the Company's projected results of operations for the 1998 fiscal year. Purchaser acknowledges and agrees that the amounts set forth on the 1998 Plan are not guaranteed, and are subject to change based on numerous factors outside the control of the Sellers and the Company.


                                  ARTICLE V.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  -------------------------------------------

     Purchaser represents and warrants to Sellers as follows:

     5.01. Organization. Purchaser is duly organized, validly existing and in good standing under the laws of Delaware.

     5.02. Authorization. Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly and validly authorized by all necessary action of Purchaser and no additional authorization on the part of Purchaser is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement.

     5.03. Binding Effect. This Agreement has been duly executed and delivered by Purchaser and this Agreement is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

     5.04. No Violations. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not and will not (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, (ii) subject to obtaining the Required Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser under, any note, bond, mortgage, indenture, Permit, license, lease, agreement, contract, arrangement or commitment to which Purchaser is a party or by which Purchaser or any of its assets of properties are bound or affected, or (iii) subject to obtaining the Required Consents, violate or result in a breach of or constitute a default under any Law or Judgment applicable to Purchaser or by which Purchaser or any of its assets are bound or affected, except, in the cases of clauses (ii) and (iii), for any conflict, breach, default, termination, cancellation, acceleration, loss or violation which, individually or in the aggregate, would not materially impair Purchaser's ability to effect the Closing.

     5.05.  Consents and Approvals.  Except as specifically set forth on
Schedule 5.05 of the Disclosure Memorandum or as required by the HSR Act and any other similar laws or regulations, no Consent is required to be obtained by Purchaser or any Affiliate from, and no notice or filing is required to be given by Purchaser or any Affiliate to or made by Purchaser or any Affiliate with, any Federal, state, local, foreign or other governmental authority or other Person in connection with the execution, delivery and performance by Purchaser of this Agreement, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing would not, individually or in the aggregate, materially impair Purchaser's ability to effect the Closing.

     5.06. Brokers and Finders. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser or any Affiliate of Purchaser who might be entitled to any fee or commission from Purchaser or any Affiliate of Purchaser in connection with the transactions contemplated by this Agreement.

     5.07. Financing. Purchaser has available to it sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

     5.08. Litigation. There is no Proceeding pending or, to Purchaser's knowledge, threatened against Purchaser (i) with respect to which there is a reasonable likelihood of a determination which, individually or in the aggregate, would materially hinder or impair the consummation of the transactions contemplated by this Agreement or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement.

     5.09. Investment Intent. Purchaser hereby acknowledges that the Membership Interests being purchased by Purchaser under this Agreement are not registered under the Securities Act or registered or qualified for sale under any state securities law and cannot be resold without registration thereunder or exemption therefrom. Purchaser is acquiring such Membership Interests for its own account as principal, for investment and not with a view toward the sale or distribution thereof. Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in such Membership Interests and has the ability to bear the economic risks of such investment.

     5.10. Foreign Ownership; Officers and Directors. Schedule 5.10(a) of the Disclosure Memorandum contains a complete and correct list of any foreign owner (including beneficial owner) of five percent or more of the voting securities of Purchaser. Schedule 5.10(b) of the Disclosure Memorandum contains a complete and correct list of Purchaser's officers and directors, states the citizenship of the officers and directors and specifies those officers and directors that serve as officers or directors of foreign entities.


                                  ARTICLE VA.

                    REPRESENTATIONS AND WARRANTIES OF GROUP
                    ---------------------------------------

     Group represents and warrants to Sellers as follows:

     5.01A. Capital Stock. Group is the owner of all of the issued and outstanding capital stock of the Purchaser.

     5.02A. Authorization. Group has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action of Group, and no additional authorization on the part of Group is necessary in connection with the execution, delivery and performance by Group of this Agreement.

     5.03A. Binding Effect. This Agreement has been duly executed and delivered by Group and this Agreement is a legal, valid and binding obligation of Group, enforceable against Group in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

     5.04A. No Violations. The execution, delivery and performance by Group of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not and will not (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of Group, (ii) subject to obtaining the Required Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Group under, any contract or agreement to which Group is a party or to which any of its assets is subject, or (iii) subject to obtaining the Required Consents, violate or result in a breach of, or constitute a default under, any Law or Judgment applicable to Group or by which Group or any of its assets are bound or affected, except, in the cases of clauses (ii) and (iii), for any conflict, breach, default, termination, cancellation, acceleration or violation which, individually or in the aggregate, would not reasonably be expected to materially impair Purchaser's ability to effect the Closing.


                                  ARTICLE VI.

                                   COVENANTS
                                   ---------

     6.01. Conduct of the Business Pending the Closing. During the period from the date of this Agreement to the Closing, except as otherwise contemplated by this Agreement or as Purchaser shall otherwise consent in writing, each Seller covenants and agrees that such Seller shall cause the Company and its Subsidiaries to conduct the business and operations of the Company and its Subsidiaries in the ordinary and usual course in a manner consistent with past practice, and use all commercially reasonable efforts to preserve intact the Company's present business organization, to make available to Purchaser the services of the officers and employees of the Company and its Subsidiaries, to preserve the good will and relationships with customers, suppliers and others having business dealings with the Company and its Subsidiaries, to maintain the books and records of the Company and its Subsidiaries in the regular manner, to perform in all material respects all of its obligations under the Contracts, and to cause the Company and its Subsidiaries to comply in all material respects with all applicable Laws (except to the extent any non-compliance is reflected in the Disclosure Memorandum) all to the end that the business and operations of the Company and its Subsidiaries as a going concern shall be unimpaired and transferred to Purchaser at the Closing. It is understood and agreed that Sellers may cause the Company, up to and including the Closing Date, to pay dividends or make other distributions to Sellers or cause the repayment of debt or Debt Obligations equal to all of the cash or cash equivalents in or generated by the Company. During the period from the date of this Agreement to the Closing, except as otherwise provided for in this Agreement or as Purchaser shall otherwise consent each Seller covenants and agrees that, with respect to the Company and its Subsidiaries, other than in the ordinary course of business or as described on Schedule 6.01 of the Disclosure Memorandum, it shall not:

            (a) commence or enter into arrangements for any capital expenditure that is in excess of $1,000,000 or aggregate capital expenditures that are in excess of $2,000,000;

            (b) permit the Company or its Subsidiaries to dispose of any capital assets of the Company or its Subsidiaries if the greater of the book value or the fair market value, individually or in the aggregate, of such assets exceeds $1,000,000, or incur, create or assume any Lien on any individual capital asset of the Company or its Subsidiaries if the greater of the book value or the fair market value of such capital asset exceeds $1,000,000, other than Permitted Liens;

            (c) permit the Company or its Subsidiaries to enter into any contract or other commitment (including any hedging arrangement or other derivative transaction) in excess of $5,000,000 or that has a term of, or requires the performance of any obligations by the Company or its Subsidiaries over a period in excess of, three years, or incur any indebtedness for money borrowed;

            (d) except as required by Law or the terms of any existing Contract, permit the Company or its Subsidiaries to increase the salary, wage, rate of compensation, commission, bonus or other direct or indirect remuneration payable to, or other compensation of, any employee of the Company or its Subsidiaries or enter into any contract or other binding commitment in respect of any such increase except in the ordinary course of business or as consistent with past practice (such increase not to exceed 2% of the Company's current payroll costs, in the aggregate), nor amend, adopt or terminate any Employee Plan covering employees of the Company or its Subsidiaries that would increase the liability of the Company or enter into any negotiation in respect of or enter into any collective bargaining agreement covering employees of the Company or any of its Subsidiaries;

            (e) permit the Company or its Subsidiaries to amend in any respect any Contract that would materially adversely affect the use and enjoyment thereof by Purchaser, or terminate any of the Contracts (except with respect to purchase orders or termination of Contracts caused by the termination or default of any other party thereto) or default in the performance of any material covenant or obligation thereunder which default is not cured within any applicable grace period;

            (f) permit the Company and its Subsidiaries to change their respective pricing and sales practices;

            (g) merge with or into or consolidate with any other Person or acquire any business or assets of any other Person;

            (h) amend its articles of incorporation or by-laws or equivalent governing documents;

            (i) purchase or acquire an option to purchase or enter into any other agreement or obligation to purchase any securities of any Person;

            (j) issue or sell any capital stock or other securities, options, warrants, calls or other rights to acquire such stock;

            (k) make any change in the key management structure of the Company, including without limitation, the hiring of additional officers;

            (l) willingly allow or permit to be done any act by which any of its insurance policies may be suspended, impaired or canceled;

            (m) make any loans or advances to any Person, except for loans or advances (i) between the Company and its Subsidiaries on the one hand, and TDCC or any Affiliate of TDCC (other than the Company and its Subsidiaries) on the other hand, (ii) between the Company and its Subsidiaries, (iii) with respect to the relocation of employees of the Company or its Subsidiaries consistent with past practice, or (iv) incurred in the ordinary course of business by employees; and

            (n)  agree or commit to do any of the foregoing.

     6.02. Access to Information. The Sellers will cause each of the Company and its Subsidiaries to permit representatives of the Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, personnel, books, records
(including tax records), contracts and documents of or pertaining to each of the Company and its Subsidiaries; provided, however, that, prior to the expiration or termination of any waiting period under the HSR Act or other similar law applicable to the transaction, each party shall only be permitted such reasonable access which, in its discretion, after consultation with counsel, is appropriate during such review process. In addition, to the extent reasonably necessary or desirable in connection with Sellers' ownership of the Company or any matter arising under this Agreement, after the consummation of the transactions contemplated hereby Sellers will have full access at all reasonable times and in a manner so as not to interfere with the normal business operations of the Company and its subsidiaries, to all premises, properties, personnel, books, records (including tax records), work papers, contracts and documents of or pertaining to each of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. The confidentiality of all such documents and information furnished in connection with the transactions contemplated by this Agreement shall be governed by the terms of the Confidentiality Agreement.

     6.03. Reasonable Best Efforts; Good Faith. Upon the terms and subject to the conditions of this Agreement, Sellers and Purchaser will cooperate and use all reasonable best efforts to fulfill the conditions precedent to the other parties' obligations under this Agreement, including securing as
promptly as practicable all Required Consents.   Without limiting the
generality of the foregoing, the parties to this Agreement shall cooperate with one another: (i) in the prompt preparation and filing (which filing shall occur no later than ten days after the date of this Agreement) of any required filings under the HSR Act and each of the other Laws listed in
Section 4.05 and Section 5.05; (ii) in determining whether action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any Contracts, in connection with the transactions contemplated by this Agreement; and (iii) in seeking timely to obtain any such actions, consents or waivers or to make any such filings. In addition, Purchaser shall take such action as may be required by any governmental or supranational authority of competent jurisdiction within the United States, Canada or the European Union in order to resolve any objections such authority may have to the transactions contemplated by this Agreement under applicable antitrust laws. Purchaser agrees to be bound by and agrees to cause the Company to honor the terms and conditions of the Administrative Agreement between the Company and the U.S. Department of Air Force, dated March 27, 1998, including, but not limited to, all reporting requirements.
In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action according to Section 10.03.

     6.04. Public Announcements. Purchaser and Sellers will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement and neither Purchaser nor any Seller shall issue any such press release or make any such public statement without the prior approval of the other parties to this Agreement, such approval not to be unreasonably withheld or delayed, except as may be required by applicable Law or any securities exchange on which the securities of the parties or their Affiliates are listed.

     6.05.  Employee Benefits.

            (a) The Company hereby agrees, prior to the Closing, to amend its severance plan in writing, which amended plan shall (i) specifically state that it is amendable or terminable at any time by the Company, (ii) embody the terms set forth on Schedule 6.05(a) and (iii) be in form and substance reasonably satisfactory to the Purchaser (the "Amended Plan"). The Company further agrees as promptly as practicable after the execution of this Agreement to notify its employees of the planned phase-out of such Amended Plan by Purchaser, which notification shall be made in consultation with Purchaser.

            (b) Purchaser hereby agrees to honor without modification or contest, and agrees to cause the Company and its Subsidiaries (i) to honor without modification or contest, the Amended Plan for six months after the Closing Date and (ii) to make required payments in accordance with all Employee Plans listed on Schedule 4.17 of the Disclosure Memorandum; provided, however, that, except as provided in (i) above and paragraph (c) below, nothing in this Agreement shall be construed as preventing Purchaser from amending or terminating any Employee Plan to the extent permitted under the terms of such Employee Plan. Purchaser hereby acknowledges that the transaction contemplated by this Agreement may constitute a "change in control" for purposes of such Employee Plans, awards and agreements and agrees to abide by the provisions of any Employee Plan which relate to a change in control or similar event or circumstance.

            (c) Except as provided in Section 6.05(b), Purchaser agrees that, for a period of six months immediately following the Closing Date, it shall, or shall cause the Company and its Subsidiaries to, either (i) continue to maintain the Employee Plans for the benefit of the employees and former employees of the Company and its Subsidiaries (whether employed in the U.S. or outside the U.S.) on terms no less favorable than those in effect on the date of this Agreement or (ii) provide that such employees and former employees of the Company and its Subsidiaries may participate in plans of Purchaser which provide benefits which are substantially comparable to those provided to other similarly situated employees of Purchaser on the date of this Agreement (such plans being referred to in this Agreement as the "Purchaser Plans"). Nothing in this Section 6.05(c) shall be deemed to relieve the Company from any obligations under any Contract with any of its present or former employees or consultants.

            (d) Purchaser agrees that for purposes of all Employee Plans and Purchaser Plans under which an employee's benefit depends, in whole or in part, on length of service, credit will be given to individuals employed by the Company and its Subsidiaries as of the Closing Date ("Company Employees") for service previously credited with the Company or its Subsidiaries prior to the Closing Date, provided, that such crediting of service does not result in duplication of benefits, and provided that such crediting of service shall not be given for benefit accrual purposes under any defined benefit plan. Company Employees shall also be given credit under any Purchaser Plan for any deductible or co-payment amounts paid under any Employee Plan in respect of the plan year in which the Closing Date occurs, to the extent that, following the Closing Date, they participate in any Purchaser Plan for which deductibles or co-payments are required. Purchaser shall also cause each Purchaser Plan to waive (i) any preexisting condition restriction which was waived under the terms of any analogous Employee Plan immediately prior to the Closing Date or (ii) any waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing Date to the extent such Company Employee had satisfied any similar waiting period limitation under an analogous Employee Plan prior to the Closing Date.

      6.06. Certain Debt Obligations. On or prior to the Closing Date, and subject to the consummation of the transactions contemplated by this Agreement, Sellers will, or will cause their Affiliates (other than the Company and its Subsidiaries) to, enter into agreements or arrangements with the Persons set forth on Schedule 6.06 of the Disclosure Memorandum (the "Obligees") pursuant to which (i) the Sellers shall agree to assume, or shall cause their Affiliates (other than the Company and its Subsidiaries) to agree to assume, the obligations to pay or receive any amounts outstanding under the agreements or arrangements between the Company and the Obligees set forth on Schedule 6.06 of the Disclosure Memorandum (the "Debt Obligations") as of the close of business on the date immediately prior to the Closing Date and
(ii) the Obligees shall agree on terms reasonably satisfactory to Purchaser to release the Company and its Subsidiaries from all actions, causes of action, suits, debts, claims and demands whatsoever, whether in law, equity or otherwise, which any of the Obligees have with respect to the obligations of the Company or its Subsidiaries pursuant to the Debt Obligations.

     6.07. No Solicitation. From the date of this Agreement through the Closing or the earlier termination of this Agreement, Sellers, TDCC, the Company and their representatives shall not, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, other than Purchaser and its representatives, concerning any sale of all or a portion of the assets or the business of the Company, or of any Membership Interests in the Company, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company, its assets or the business.

     6.08.  Guaranteed Work.

            (a) Subject to the continuing ability of the Company and its Affiliates to meet service and quality requirements and subject to the conditions set forth below, TDCC guarantees to the Compancy that between the Closing Date and December 31, 2001 (assuming that the Closing occurs) (the "Guarantee Period"), TDCC and its Affiliates (other than the Company and its Subsidiaries) (a "Dow Party") will, pursuant to the terms of either the Services Agreement or any other agreement between a Dow Party on the one hand, and the Company or its Affiliates (a "Radian Party") on the other hand, provide the Radian Parties with work for which at least $90 million in gross revenue (the "Guaranteed Amount") is earned during the Guarantee Period.

            (b) During the Guarantee Period, if a Dow Party identifies work that it believes could be competently performed by a Radian Party, the Dow Party, consistent with past practices, may propose to the Radian Party that it perform such work ("Identified Work"). If TDCC requests that the Company perform work within the scope of Exhibit 1.1 of the Services Agreement, the parties will utilize the Services Agreement. Otherwise, the relevant Dow Party and Radian Party will negotiate to agree on the terms and conditions (including, without limitation, price) for such work. If the parties agree, the work in question shall be performed by the Radian Party, and, except as provided below, the revenue for the work earned within the Guarantee Period by the Radian Party shall count toward satisfaction of the Guaranteed Amount; provided, however, that, except as provided in Section 6.08(f), revenue for work not set forth on Exhibit 1.1 and not performed by the Company or its Subsidiaries shall not count toward satisfaction of the Guaranteed Amount.
If the Radian Party declines to perform the proposed work and such work (i) is described in Exhibit 1.1 of the Services Agreement or (ii) is within the competence of such Radian Party (as to (ii), in the reasonable opinion of such Radian Party), the amount that the Dow Party pays a third party to perform such work, or the fully absorbed cost incurred by a Dow Party if such work is performed by a Dow Party, shall count toward satisfaction of the Guaranteed Amount.

            (c) If the Dow Party believes that the price proposed by the Radian Party for certain Identified Work is not competitive, the Dow Party may obtain two other estimates for the same scope of work from two NRESFs, subject to the limitations described below. For work where the Radian Party's proposed price for the Identified Work is (i) less than $1 million,
(A) the Radian Party shall perform the work at its original proposed price if the Radian Party's proposed price is not more than 10% higher than the Adjusted Average Price for such work and the revenue for that work earned within the Guarantee Period shall count toward satisfaction of the Guaranteed Amount, and (B) the Radian Party shall have the opportunity to match the Adjusted Average Price if the Radian Party's proposed price is more than 10% higher than the Adjusted Average Price for such work, or (ii) $1 million or more, (A) the Radian Party shall perform the work at its original proposed price if the Radian Party's proposed price is not more than 5% higher than the Adjusted Average Price for such work and the revenue for that work earned within the Guarantee Period shall count toward satisfaction of the Guaranteed Amount, and (B) the Radian Party shall have the opportunity to match the Adjusted Average Price if the Radian Party's proposed price is more than 5% higher than the Adjusted Average Price for such work. If, in accordance with the foregoing sentence, the Radian Party is required to be given the opportunity to match the Adjusted Average Price and fails to do so (the decision by the Radian Party whether or not to so match to be made as soon as practicable and in no event later than ten days after receiving written notice (which notice specifically refers to Section 6.08 of this Agreement) of the terms and conditions of such competing proposal in sufficient detail to permit the Radian Party to make an adequate comparison of the proposals), then, as long as the Identified Work is performed, the Adjusted Average Price shall count toward satisfaction of the Guaranteed Amount. If, in accordance with the second sentence of this Section 6.08(c), the Radian Party is required to be given the opportunity to match the Adjusted Average Price and does so, the revenue for the Identified Work earned within the Guarantee Period shall count toward satisfaction of the Guaranteed Amount. Regardless of a Dow Party's belief as to the competitiveness of the Radian Party's proposed prices, the Dow Party shall not seek competitive proposals: (i) if the Identified Work is sufficiently defined in scope such that the price for such work is solely based on the agreed rates set forth in a schedule to the Services Agreement or (ii) for more than $20 million of work in the aggregate (measured by the amount paid or owed by the Dow Parties).

     The "Adjusted Average Price" shall be computed by summing the price of all proposals, including the Radian Party's proposal, that differ, in absolute value, by no more than the Acceptable Range, divided by the number of proposals in such sum. The "Acceptable Range" is defined as an amount equal to 10% of the proposal that falls between the other two proposals. If no two of the proposals are within the Acceptable Range of each other, the Dow Party will obtain additional proposals until there are at least two proposals within the Acceptable Range of each other (it being understood that the addition of new proposals will not alter the Acceptable Range).

            (d) TDCC and the Purchaser will meet (in person or by phone) annually within one month of the anniversary of the Closing, until the earlier of satisfaction of the Guaranteed Amount pursuant to Section 6.08(a) or the third anniversary of the Closing, to (i) discuss the service, quality and pricing status of the work being done, and (ii) confirm the outstanding portion of the Guaranteed Amount as of such date.

            (e) In the event that the Guaranteed Amount is not earned during the Guarantee Period and all other conditions of this Section 6.08 are met, then on or before the 30-day period following TDCC's receipt of a request for payment from the Company, (i) TDCC will pay the Company an amount in cash equal to 40% of the unsatisfied portion of the Guaranteed Amount (the "Shortfall") as calculated and adjusted as set forth in Section 6.08 in the event the Shortfall is less than or equal to $15 million and (ii) TDCC will have the option, in the event the Shortfall exceeds $15 million, to pay the Company an amount in cash equal to 40% of the Shortfall or to provide to the Company additional guaranteed work (subject to the same terms and conditions set forth in this Section 6.08) during the following year in an amount equal to double the amount of Shortfall ("Additional Guaranteed Amount"). If TDCC fails to provide additional guaranteed work during such following year equal to or greater than the Additional Guaranteed Amount, TDCC will pay the Company an amount in cash equal to 40% of any unsatisfied portion of the Additional Guaranteed Amount as of December 31, 2002, on or before the 30-day period following TDCC's receipt of a request for payment from the Company.

            (f) If the Company or its Subsidiaries transfer (including by merger) a significant portion of their operations which perform work under the Services Agreement that is not described on Exhibit 1.1 to the Services Agreement to another entity within the Group affiliated entities, any work done by such transferred operations will continue to count toward satisfaction of the Guaranteed Amount (or the Additional Guaranteed Amount, as applicable), subject to the provisions of this Section 6.08.

            (g) This Section 6.08 shall, at TDCC's option, terminate at such time as (i) the Company ceases to be an Affiliate of Group or its successors or assigns or (ii) the Company transfers any material portion of its assets to a Person not affiliated with Group.

            (h) Disputes under this Section 6.08 shall be resolved by senior executives at TDCC and Purchaser, who shall attempt for at least 20 Business Days to resolve the dispute. If they cannot do so, the dispute shall be resolved by arbitration in Dallas, Texas, with one arbitrator, independent of the parties to this Agreement and selected from a list provided by the AAA, in accordance with the commercial arbitration rules of the AAA. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

            The arbitrator is empowered to determine questions both of fact and of law, but shall to the maximum extent possible construe this Agreement strictly in accordance with its terms and conditions and the purposes and intents evinced thereby. Discovery shall be permitted under the same standards as set forth in the Federal Rules of Civil Procedure. Whether a hearing shall be held or additional evidence accepted, and the rules governing any such hearing, shall be in the sole discretion of the arbitrator, subject to the AAA rules as the arbitrator construes them. The arbitrator shall make a decision in writing at the earliest convenient date.

            To the maximum extent permitted by law, the decision of the arbitrator shall be final and binding on the parties to this Agreement and not be subject to appeal. If a party against whom the arbitrator renders an award fails to abide by such award, the other parties may bring an action to enforce the same in a court of competent jurisdiction. TDCC, on the one hand, and Purchaser, on the other, each shall bear one-half of the fees, costs and expenses of the arbitration.

     6.09. Transactions with Affiliates. Prior to the Closing, all financial transactions outstanding between the Company and current or former holders of Membership Interests of the Company, related entities or individuals, key employees and officers shall be properly recorded and accrued such that the Closing Balance Sheet shall reflect the Assets or Liabilities related to such transactions; provided, however, that nothing in this Section 6.09 shall affect the exclusion of the released Debt Obligations from the definition of Closing Equity as set forth in such definition.

     6.10. Tail Insurance. Sellers and the Company shall use their reasonable best efforts to assist Purchaser in obtaining, prior to Closing, occurrence-based tail insurance for all past acts of the Company, in an amount and with terms acceptable to Purchaser, at Purchaser's expense.

     6.11.  TDCC Guarantee.

            (a) TDCC hereby unconditionally guarantees to the Purchaser the due and punctual payment of all payments which the Sellers are obligated to make under this Agreement and the timely performance by the Sellers of all their obligations under this Agreement (the "TDCC Guarantee"). In case of the failure of the Sellers punctually to make any such payment or to timely perform any such obligation, TDCC hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, and to cause the timely performance of any such obligations, all in accordance with the terms of this Agreement.

            (b) TDCC hereby agrees that its guaranty obligations under this TDCC Guarantee shall be continuing, irrevocable, absolute and unconditional, and shall remain in full force and effect until all of the obligations of the Sellers under this Agreement have been completely discharged, irrespective of
(1) the extension by the Purchaser of the time for payment or performance by the Sellers or TDCC of any of their obligations arising under this Agreement, or this TDCC Guarantee, respectively; (2) the modification or amendment or any waiver of any duty, covenant, agreement or obligation of the Sellers or TDCC contained in this Agreement or this TDCC Guarantee, respectively; (3) any failure, omission, delay or lack on the part of the Purchaser to enforce, assert or exercise any right, power or remedy conferred on the Purchaser by the TDCC Guarantee; (4) lack of presentment, notice of default or protest;
(5) lack of corporate power or due authorization, execution or delivery of this Agreement or any instrument relating thereto by Sellers; (6) any change, restructuring or termination of the corporate structure or existence of the Purchaser or any of its Subsidiaries; and (7) any other circumstances which might otherwise constitute a legal or equitable discharge or defense of TDCC; provided, that in no event shall this paragraph extend the scope of TDCC's obligations set forth in Section 6.11(a). TDCC hereby irrevocably waives promptness, diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Sellers, any right to require a legal proceeding first against the Sellers, protest, notice of acceptance and any other notice or demand with respect to any of the obligations under this Agreement and covenants that the obligations contained in this TDCC Guarantee will not be discharged except by complete performance of the obligations of the Sellers contained in this Agreement or the obligations of TDCC contained in this TDCC Guarantee.

            (c) TDCC hereby waives any right to revoke this Agreement and this TDCC Guarantee, and acknowledges that this Agreement and this TDCC Guarantee is continuing in nature and that this TDCC Guarantee applies to all obligations of Sellers under this Agreement, whether existing now or in the future.

            (d) TDCC further agrees that if at any time all or any part of any payment made to the Purchaser with respect to any obligation of the Sellers is or must be rescinded or returned for any reason whatsoever, including, without limitation, the insolvency, bankruptcy or reorganization of the Sellers, such obligation shall for the purposes of this TDCC Guarantee, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such payment, and this TDCC Guarantee shall continue to be effective or to be reinstated, as the case may be, as to such obligation as though such payment had not been made.

            (e) Notwithstanding any other provisions of this TDCC Guarantee, TDCC shall be entitled to the benefit of and may assert as a defense against any claim under this TDCC Guarantee any limitation, defense, set off or counterclaim which Sellers could have asserted other than defenses based upon or relating to a Seller's insolvency, bankruptcy or similar laws or lack of corporate power or due authorization or delivery by Sellers. Without limiting the generality of the foregoing, liability of TDCC in respect of breaches of representations or warranties of Sellers under this Agreement shall be subject to the limitations contained in Article IX of this Agreement applicable to Sellers.

            (f) TDCC shall be subrogated to all rights of the Purchaser against the Sellers in respect of any amount paid by TDCC pursuant to the provisions of this TDCC Guarantee provided that any such rights of TDCC shall be subordinate to any rights of the Purchaser against the Sellers.

            (g) TDCC acknowledges that it will receive benefits from the arrangements contemplated by this Agreement and that the waivers set forth in this Section 6.11 are knowingly made in contemplation of such benefits.

     6.12.  Group Guarantee.

            (a) Group hereby unconditionally guarantees to the Sellers the due and punctual payment of all payments which the Purchaser is obligated to make under this Agreement and the timely performance by the Purchaser of all its obligations under this Agreement (the "Group Guarantee"). In case of the failure of the Purchaser punctually to make any such payment or to timely perform any such obligation, Group hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, and to cause the timely performance of any such obligations, all in accordance with the terms of this Agreement.

            (b) Group hereby agrees that its guaranty obligations under this Group Guarantee shall be continuing, irrevocable, absolute and unconditional, and shall remain in full force and effect until all of the obligations of the Purchaser under this Agreement have been completely discharged, irrespective of (1) the extension by the Sellers of the time for payment or performance by the Purchaser or Group of any of their obligations arising under this Agreement, or this Group Guarantee, respectively; (2) the modification or amendment or any waiver of any duty, covenant, agreement or obligation of the Purchaser or Group contained in this Agreement or this Group Guarantee, respectively; (3) any failure, omission, delay or lack on the part of the Sellers to enforce, assert or exercise any right, power or remedy conferred on the Sellers by the Group Guarantee; (4) lack of presentment, notice of default or protest; (5) lack of corporate power or due authorization, execution or delivery of this Agreement or any instrument relating thereto by Purchaser; (6) any change, restructuring or termination of the corporate structure or existence of the Sellers or any of their Subsidiaries; and (7) any other circumstances which might otherwise constitute a legal or equitable discharge or defense of Group; provided, that in no event shall this paragraph extend the scope of Group's obligations set forth in Section 6.12(a). Group hereby irrevocably waives promptness, diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Purchaser, any right to require a legal proceeding first against the Purchaser, protest, notice of acceptance and any other notice or demand with respect to any of the obligations under this Agreement and covenants that the obligations contained in this Group Guarantee will not be discharged except by complete performance of the obligations of the Purchaser contained in this Agreement or the obligations of Group contained in this Group Guarantee.

            (c) Group hereby waives any right to revoke this Agreement and this Group Guarantee, and acknowledges that this Agreement and this Group Guarantee is continuing in nature and that this Group Guarantee applies to all obligations of Purchaser under this Agreement, whether existing now or in the future.

            (d) Group further agrees that if at any time all or any part of any payment made to the Sellers with respect to any obligation of the Purchaser is or must be rescinded or returned for any reason whatsoever, including, without limitation, the insolvency, bankruptcy or reorganization of the Purchaser, such obligation shall for the purposes of this Group Guarantee, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such payment, and this Group Guarantee shall continue to be effective or to be reinstated, as the case may be, as to such obligation as though such payment had not been made.

            (e) Notwithstanding any other provisions of this Group Guarantee, Group shall be entitled to the benefit of and may assert as a defense against any claim under this Group Guarantee any limitation, defense, set off or counterclaim which Purchaser could have asserted other than defenses based upon or relating to Purchaser's insolvency, bankruptcy or similar laws or lack of corporate power or due authorization or delivery by Purchaser. Without limiting the generality of the foregoing, liability of Group in respect of breaches of representations or warranties of Purchaser under this Agreement shall be subject to the limitations contained in Article IX of this Agreement applicable to Purchaser.

            (f) Group shall be subrogated to all rights of the Sellers against the Purchaser in respect of any amount paid by Group pursuant to the provisions of this Group Guarantee provided that any such rights of Group shall be subordinate to any rights of the Purchaser against the Sellers.

            (g) Group acknowledges that it will receive benefits from the arrangements contemplated by this Agreement and that the waivers set forth in this Section 6.12 are knowingly made in contemplation of such benefits.



                                 ARTICLE VII.

                            CONDITIONS TO CLOSING
                            ---------------------

     7.01 General Conditions. The obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

            (a) No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated by this Agreement;

            (b) All filings under the HSR Act and other similar laws applicable to the transactions contemplated by this Agreement shall have been made and any required waiting period under such laws applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated;

            (c) All consents required from and notices or filings required to be given by the Company to or made by the Company with, any Federal, state, local, foreign or other governmental authority in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, given or made, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

            (d) No action, suit, proceeding or investigation by any governmental authority shall have been initiated or threatened to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement.

     7.02. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

            (a) Except for nonperformance or noncompliance with agreements or covenants that, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the expected benefits to the Sellers of the transactions contemplated under this Agreement, Purchaser shall have performed and complied with all agreements and covenants required to be performed and complied with by Purchaser under this Agreement at or prior to the Closing;

            (b) The representations and warranties of Purchaser in Article V and of Group in Article VA of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, in which case such representation or warranty shall be true and correct as of such date), except where the failure of one or more representations or warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the expected benefits to the Sellers of the transactions contemplated under this Agreement;

            (c) Sellers shall have received from Purchaser the Initial Purchase Price;

            (d) Sellers shall have received from Purchaser a certificate signed by an appropriate officer of Purchaser as to Purchaser's compliance with the conditions set forth in paragraphs (a) and (b) of this Section 7.02; and

            (e) Sellers shall have received from Latham & Watkins, Purchaser's counsel, an opinion of counsel relating to this transaction substantially in the form of Exhibit C.

     7.03. Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

            (a) Except for nonperformance or noncompliance with agreements or covenants that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, Sellers shall have performed and complied with all agreements and covenants required to be performed and complied with by Sellers under this Agreement at or prior to the Closing;

            (b) The representations and warranties of Sellers in Articles III and IV of this Agreement and of TDCC in Article IIIA of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, in which case such representation or warranty shall be true and correct as of such date), except where the failure of one or more representations or warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

            (c)  Purchaser shall have received the documents referred to in
Section 2.04;

            (d) Purchaser shall have received from Sellers the executed agreements or arrangements referred to in Section 6.06;

            (e) Purchaser shall have received from each Seller a certificate signed by an appropriate officer of each Seller as to such Seller's compliance with the conditions set forth in paragraphs (a) and (b) of this
Section 7.03;

            (f) Purchaser shall have received from Mayer Brown & Platt, Sellers\rquote counsel, an opinion of counsel relating to this transaction substantially in the form of Exhibit D;

            (g) Purchaser shall have received from Graves, Dougherty, Hearon & Moody, the Company's counsel, an opinion of counsel relating to this transaction substantially in the form of Exhibit E; and

            (h)  the representations and warranties of Sellers in Section
4.22 and Section 4.23 shall be true and correct at and as of May 31, 1998.


                                 ARTICLE VIII.

                                  TERMINATION
                                  -----------

     8.01. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

            (a)  by the mutual written agreement of Purchaser and each Seller;

            (b) by either Purchaser or Sellers by giving written notice of such termination to the other party, if the Closing shall not have occurred by November 30, 1998;

            (c) by either Purchaser or Sellers if there shall be any Law or regulation that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated by this Agreement would violate any nonappealable final Judgment of any court or governmental body having competent jurisdiction;

            (d) by either the Sellers, on the one hand, or the Purchaser on the other hand, upon a material breach by the other of any of its obligations under this Agreement, which breach has not been cured within 20 days after notice thereof has been provided to the breaching party; provided that there shall be no right to terminate if such breach was caused, in whole or in part, by a material breach by the party seeking to terminate this Agreement.

     8.02. Effect of Termination. If this Agreement is terminated as permitted under Section 8.01, such termination shall be without liability to any party to this Agreement or to any Affiliate, or their respective shareholders, directors, officers, employees, agents, advisors or representatives, and following such termination no party shall have any liability under this Agreement or relating to the transactions contemplated by this Agreement to any other party; provided that no such termination shall relieve any party that has breached any provision of this Agreement from Liability for such breach, and any such breaching party shall remain fully liable for (i) any and all Damages incurred or suffered by another party to this Agreement as a result of such breach and (ii) any other relief a court deems appropriate. The provisions of this paragraph and the Confidentiality Agreement shall survive any termination of this Agreement pursuant to this Article.


                                  ARTICLE IX.

                                INDEMNIFICATION
                                ---------------

     9.01 Indemnification by Sellers. (a) From and after the Closing Date and subject to the provisions of this Article IX (including the limitations set forth in Section 9.04), Sellers agree to indemnify, hold harmless and defend each Purchaser Indemnified Party from and against any and all claims and/or Liabilities, damages, penalties, Judgments, assessments, losses, costs and expenses (including reasonable attorneys' fees but excluding lost profits or other consequential damages of the Indemnified Party) (collectively, "Damages") arising out of or relating to:

            (i) any material inaccuracy or breach of any representation or warranty of Sellers contained in this Agreement;

           (ii) any material breach of any covenant or agreement of Sellers contained in this Agreement; or

          (iii) any employee benefit plan, program, policy or arrangement (other than an Employee Plan) which any ERISA Affiliate (other than the Company or any of its Subsidiaries) maintains, administers, contributes to or is required to contribute to prior to the Closing Date or which any ERISA Affiliate (other than the Company or any of its Subsidiaries) maintained, administered, contributed to or was required to contribute to prior to the Closing Date.

provided that Sellers shall have an obligation to indemnify any Purchaser Indemnified Party for Damages pursuant to this Section 9.01 only to the extent that such Damages are in excess of (x) any amounts recovered by any Purchaser Indemnified Party pursuant to any contract to which any Purchaser Indemnified Party is a party or has assumed pursuant to this Agreement or (y) amounts recoverable by counterclaim or otherwise from any third party based on any claims any Purchaser Indemnified Party has against any such third party that reduces the Damages that would otherwise be sustained (in each case net of the costs of recovery thereof); and, provided, further, that all Damages shall be reduced by the amount of any related net income tax benefits to any Purchaser Indemnified Party.

        (b) From and after the Closing Date and subject to the provisions of this Article IX, Sellers agree to indemnify, hold harmless and defend each Purchaser Indemnified Party from and against any and all Damages arising out of or relating to any Liability of any of the Company and its Subsidiaries
(x) for any Taxes of the Company and its Subsidiaries with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable before and ending on the Closing Date) to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Closing Balance Sheet, and (y) for the unpaid Taxes of any Person (other than any of the Company and its Subsidiaries) for the taxable periods referred to in clause (x) under Reg. sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (c) From and after the Closing Date and subject to the provisions of this Article IX, Sellers agree to indemnify, hold harmless and defend each Purchaser Indemnified Party from and against 50% of all Damages resulting from termination or amendments of the Company's severance practice described on Schedule 6.05(a) of the Disclosure Memorandum resulting in a reduction of benefits under the Company's severance practice described on
Schedule 6.05(a) of the Disclosure Memorandum following the date that is six months after the Closing Date (which Damages relate to individuals who were employees of the Company as of the Closing Date), provided that the $2 million liability reserve for severance costs in excess of Purchaser's two weeks' severance practice included in the calculation of Closing Equity must be exhausted before any amounts shall become due from Sellers pursuant to this Section 9.01(c) and Sellers shall only be responsible to indemnify, hold harmless and defend the Purchaser Indemnified Parties from and against 50% of such Damages in excess of such reserve.

        (d) From and after the Closing Date, the right to indemnification provided for in this Section 9.01 shall be the exclusive remedy of all Purchaser Indemnified Parties (except for Purchaser's rights under Section
2.05 of this Agreement) with respect to the transactions contemplated under this Agreement.

     9.02. Indemnification by Purchaser. From and after the Closing Date and subject to the provisions of this Article IX, Purchaser agrees to indemnify, hold harmless and defend each Seller Indemnified Party from and against any and all claims and/or Damages arising out of or relating to:

            (a) any material inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement;

            (b) any material breach of any covenant or agreement of Purchaser contained in this Agreement; or

            (c) any Liability or obligation of the Company or its Subsidiaries, except for Liabilities or obligations that constitute a breach of this Agreement or for which Sellers have indemnified the Purchaser Indemnified Parties, provided that Purchaser shall have an obligation to indemnify any Seller Indemnified Party for Damages pursuant to this Section 9.02 only to the extent that such Damages are in excess of (i) any amounts recovered by that Seller Indemnified Party pursuant to any contract to which that Seller Indemnified Party is a party or (ii) amounts recoverable by counterclaim or otherwise from any third party based on any claims that Seller Indemnified Party has against any such third party that reduce the Damages that would otherwise be sustained (in each case net of the costs of recovery thereof); and, provided, further, that all Damages shall be reduced by the amount of any related net income tax benefits to such Seller Indemnified Party.

From and after the Closing Date the right to indemnification provided for in this Section 9.02 shall be the exclusive remedy of all Seller Indemnified Parties (except for Sellers' rights under Section 2.05 of this Agreement) with respect to the transactions contemplated under this Agreement.

     9.03. Indemnification Process. The party or parties making a claim for indemnification under this Article IX shall be, for the purposes of this Agreement, referred to as the "Indemnified Party" and the party or parties against whom such claims are asserted under this Article IX shall be, for the purposes of this Agreement, referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Article IX shall be asserted and resolved as follows:

            (a) In the event that (i) any claim, demand or Proceeding is asserted or instituted by any Person other than the parties to this Agreement or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such claim, demand or Proceeding, a "Third Party Claim") or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a "Direct Claim"), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such claim, demand or Proceeding and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such claim, demand or Proceeding) (a "Claim Notice"), provided that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) such failure shall have caused the Damages for which the Indemnifying Party is obligated to be greater than such Damages would have been had the Indemnified Party given the Indemnifying Party proper notice.

            (b) In the event of a Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such claim, demand or Proceeding (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding an Indemnifying Party's election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim, demand or Proceeding which the Indemnifying Party defends, or, if appropriate and related to the claim, demand or Proceeding in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. In the event any Indemnified Party settles or compromises or consents to the entry of any Judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Party, each Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Article IX.

            (c) In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within 30 Business Days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim.

            (d) From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third person other than the Indemnifying Party's representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 9.03(d) which is designated as confidential by an Indemnified Party.

     9.04. Limitations on Indemnity Payments. No claim for indemnification under Section 9.01 may be made by the Purchaser Indemnified Parties, and no payment in respect thereof shall be required from the Sellers, unless the aggregate amount of Damages against which the Purchaser Indemnified Parties are entitled to be indemnified exceeds $2,000,000 (and then only for the amount of such excess); provided, that, any claim for indemnification under
Section 9.01 may be made by Purchaser Indemnified Parties for breaches of any of Seller's representations, warranties or covenants relating to (i) Sections 3.01, 3.01A and 4.02, (ii) Sections 3.02 and 3.02A, (iii) Section 3.03 and 3.03A, (iv) Section 9.01(b) and 9.01(c), or (v) Section 6.08(a), without regard to any such limitation.

     The maximum aggregate amount of Damages against which the Purchaser Indemnified Parties shall be entitled to be indemnified under Section 9.01 with respect to all claims thereunder shall be 70% of the Purchase Price; provided, that, the aggregate amount of Damages incurred by Purchaser for breaches of any of Seller's representations, warranties or covenants relating to (i) Sections 3.01, 3.01A and 4.02, (ii) Sections 3.02 and 3.02A, (iii)
Section 3.03 and 3.03A, (iv) Section 9.01(b) and 9.01(c), or (v) Section 6.08(a), against which Purchaser Indemnified Parties shall be entitled to be indemnified under Section 9.01, shall have no limit.

     9.05 Survival. The representations and warranties of Sellers and Purchaser contained in this Agreement shall survive the Closing for the applicable period set forth in this Section 9.05, and any and all claims and causes of action for indemnification under this Article IX arising out of the inaccuracy or breach of any representation or warranty of Sellers or Purchaser must be made prior to the termination of the applicable survival period. All of the representations and warranties of Sellers and Purchaser contained in this Agreement and any and all claims and causes of action for indemnification under this Article IX with respect thereto shall terminate fifteen months after the Closing Date; provided that (a) the representations and warranties of each Seller contained in Sections 3.01, 3.02, 3.03, 4.01 and 4.02 and the representations and warranties of Purchaser contained in Sections 5.01, 5.02 and 5.03 shall survive for six years after the Closing Date, (b) the representations and warranties of each Seller contained in
Section 4.12 and the indemnity set forth in Section 9.01(c) shall survive for three years after the Closing Date, (c) the representations and warranties of each Seller contained in Section 4.16 shall survive until 90 days following the expiration of the period of limitations applicable to the relevant Tax,
(d) the indemnity set forth in Section 9.01(b) shall survive until 90 days following the expiration of the period of limitations applicable to such matters and (e) the indemnity set forth in Section 9.02(c) shall survive indefinitely; it being understood that in the event notice of any claim for indemnification under Section 9.01(a) or Section 9.02(a) shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

     9.06  Characterization of Indemnification Payments.  Purchaser and
Sellers agree to treat any payment made under this Article IX as an adjustment to the Purchase Price. If, contrary to the intent of Purchaser and Sellers as expressed in the preceding sentence, any payment made pursuant to this Article IX is treated as taxable income of an Indemnified Party, then the Indemnifying Party shall indemnify and hold harmless the Indemnified
Party from any liability for Taxes attributable to the receipt of such payment.


                                  ARTICLE X.

                              GENERAL PROVISIONS
                              ------------------

    10.01.  Expenses and Taxes; Tax Returns.

            (a) Each party to this Agreement shall pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement. Any such fees and expenses incurred by the Company shall be expensed prior to Closing and reflected in the Closing Equity. The parties to this Agreement agree that all applicable excise, sales, transfer, documentary, filing, recordation and other similar Taxes, levies, fees and charges, if any (including all real estate transfer taxes and conveyance and recording fees, if any) that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated by this Agreement shall be borne by the party on which such Taxes, levies, fees or charges are imposed by operation of Law. Each party to this Agreement agrees to file all necessary documentation (including all Tax Returns) with respect to such Taxes in a timely manner.

            (b) Pursuant to an existing administrative services agreement, an Affiliate of Sellers shall cause the Company to timely file (taking into account any extensions received from the relevant Tax authorities) all Tax Returns required by law to be filed in respect of the Company and its Subsidiaries for periods ending on or prior to the Closing Date. Purchaser shall be responsible for causing the Company to timely file (taking into account any extensions received from the relevant Tax authorities) all Tax Returns required by law to be filed in respect of the Company and its Subsidiaries for periods ending after the Closing Date. All Taxes indicated as due and payable by the Company and its Subsidiaries on all Tax Returns described in this Section 10.01(b) shall be paid or will be paid by the Company as and when required by law, except for such Taxes as may be contested by the Company in good faith and in appropriate proceedings.

     Purchaser and Seller will cooperate fully with each other in connection with (i) the preparation and filing of any such Tax Return, and (ii) any audit or examination by any government taxing authority of the Tax Returns referred to in clause (i). Such cooperation shall include, without limitation, the furnishing or making available in a timely manner to one party or its Affiliates of records, books of account or other materials of the Company and its Subsidiaries in the possession of the other party or its Affiliates that are necessary or helpful for the preparation of such Tax Returns or the defense against assertions of any taxing authority as to any Tax Returns.

    10.02.  Mutual Release.

            (a) Except as provided elsewhere in this Agreement, subject to the occurrence of the Closing and as of the Closing Date, Purchaser and its affiliates (which for purposes of this Section 10.02 shall not be deemed to include the Company or its Subsidiaries) hereby release and forever discharge Sellers and their Affiliates, including without limitation, the shareholders, directors, officers, agents, representatives, advisors and employees of the Sellers and their Affiliates, and their respective heirs, executors, administrators, successors and assigns, from all actions, causes of action, suits, debts, claims and demands of the Purchaser and its Affiliates related to the Company or any of its Subsidiaries (except for rights or obligations arising under this Agreement) that arise out of acts, events, conditions or omissions occurring or existing from the beginning of the world to and including the Closing Date.

            (b) Except as provided elsewhere in this Agreement, subject to the occurrence of the Closing and as of the Closing Date, each Seller and its Afffiliates hereby releases and forever discharges Purchaser and its Affiliates from all actions, causes of action, suits, debts, claims and demands of that Seller and its Affiliates related to the Company or any of its Subsidiaries (except for rights or obligations arising under this Agreement) that arise out of acts, events, conditions or omissions occurring or existing from the beginning of the world to and including the Closing Date.

            (c) Except as provided elsewhere in this Agreement, subject to the occurrence of the Closing and as of the Closing Date, TDCC, on behalf of itself and its Affiliates (other than the Company and its Subsidiaries), hereby releases and forever discharges the Company and its Subsidiaries from all actions, causes of action, suits, debts, claims and demands of TDCC and its Affiliates (other than the Company and its Subsidiaries) related to the Company and its Subsidiaries (except for rights or obligations arising under this Agreement, state income taxes and property taxes paid by TDCC on the Company's behalf and money due for services performed in the ordinary course of business prior to the Closing, each of which liabilities has been accrued on the Closing Balance Sheet (it being understood that it shall not be a breach of this Agreement if such accruals are made)) that arise out of acts, events, conditions or omissions occurring or existing from the beginning of the world to and including the Closing Date.

            (d) Except as provided in Article IX of this Agreement, subject to the occurrence of the Closing and as of the Closing Date, the Company, on behalf of itself and its Affiliates (other than TDCC and its Affiliates after the Closing Date), hereby releases and forever discharges TDCC and its Affiliates from all actions, causes of action, suits, debts, claims and demands of the Company related to TDCC and its Affiliates (except for rights or obligations arising under this Agreement and except for money due for services performed in the ordinary course of business prior to the Closing) that arise out of acts, events, conditions or omissions occurring or existing from the beginning of the world to and including the Closing Date.


    10.03. Further Assurances. From time to time after the Closing and without further consideration, each of the parties, upon the request of another party and at such other party's expense, shall execute and deliver such documents and instruments of conveyance and transfer as such other party may reasonably request in order to consummate more effectively the terms of this Agreement (including the purchase and sale of the Membership Interests as contemplated by this Agreement and the vesting in Purchaser of title to the Membership Interests transferred under this Agreement).

    10.04. Amendment/Nonassignment. This Agreement may not be amended except by an instrument in writing signed by Purchaser and Sellers. This Agreement may not be assigned or transferred by any party to this Agreement without the prior written consent of the other parties to this Agreement. Notwithstanding the foregoing, Sellers acknowledge and agree that Purchaser may assign its rights to purchase the Membership Interests and its obligations under this Agreement to Group or one or more of Group's direct or indirect wholly-owned Subsidiaries; provided that no such assignment shall relieve Purchaser of its obligations under this Agreement.

    10.05. Waiver. Either Purchaser or Sellers may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered by the other pursuant to this Agreement or (iii) waive compliance with any of the agreements, or satisfaction of any of the conditions, contained in this Agreement by the other. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the other parties.

    10.06. Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, as follows:

            If to Sellers:

                    Dow Environmental Inc.
                    TCM Technologies Inc.
                    Dow Center
                    Midland, Michigan 48674
                    Attention: Jane M. Gootee, Legal Dept.
                    Facsimile: (517) 636-0861

            If to TDCC:

                    The Dow Chemical Company
                    2030 Dow Center
                    Midland, Michigan 48674
                    Attention: Jane M. Gootee, Legal Dept.
                    Facsimile: (517) 636-0861

            With a copy to:

                    Mayer, Brown & Platt
                    190 South LaSalle Street
                    Chicago, Illinois 60603-3441
                    Attention: Scott J. Davis
                    Facsimile: (312) 701-7711

            If to Purchaser to:

                    Radian Acquistion Corp.
                    911 Wilshire Blvd., #700
                    Los Angeles, CA 90017
                    Attention:  Mark Snell
                    Facsimile:  (213) 996-2212

            If to Group to:

                    Dames & Moore Group
                    911 Wilshire Blvd., #700
                    Los Angeles, CA 90017
                    Attention:  Mark Snell
                    Facsimile:  (213) 996-2212

            With a copy to:

                    Latham & Watkins
                    633 West Fifth Street, Suite 4000
                    Los Angeles, CA 90071
                    Attention:  John M. Newell
                    Facsimile:  (213) 891-8763

or such other address as the person to whom notice is to be given has furnished in writing to the other parties. A notice of change in address shall not be deemed to have been given until received by the addressee.

    10.07. Headings and Schedules. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The disclosure or inclusion of any matter or item on any Schedule to the Disclosure Memorandum shall not be deemed an acknowledgment or admission that any such matter or item is required to be disclosed or is material for purposes of the representations and warranties set forth in this Agreement.

    10.08. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of principles of conflicts of laws.

    10.09.  No Third Party Rights.  Except as specifically provided in
Article IX and Section 10.02, this Agreement is intended to be solely for the benefit of the parties to this Agreement and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties to this Agreement.

    10.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

    10.11. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

    10.12. Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) sets forth the entire understanding and agreement among the parties as to the matters covered in this Agreement and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement other than the Confidentiality Agreement. Purchaser acknowledges that it has conducted its own independent review and analysis of the business and operations of the Company and its Subsidiaries and that it has been provided access to the properties, records and personnel of the Company and its Subsidiaries for this purpose. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties set forth in this Agreement and acknowledges that none of Sellers or any of their respective Affiliates or any of their respective owners, directors, officers, employees, agents, representatives or advisors makes any representation or warranty, either express or implied, as to the accuracy or completeness of (and agrees that none of such Persons shall have any liability or responsibility to it in respect of) any of the information provided or made available to Purchaser or its agents or representatives, except as and only to the extent expressly provided for in this Agreement.

    10.13. Consent to Jurisdiction; Jury Trial; Venue. All disputes, litigation, proceedings or other legal actions by any party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement shall be instituted in the courts of the State of Delaware or of the United States sitting in the State of Delaware. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States sitting in the State of Delaware in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement. Purchaser irrevocably appoints CT Corporation System as its agent for the sole purpose of receiving service of process or other legal summons in connection with any such dispute, litigation, action or proceeding brought in any such court. Each party to this Agreement will maintain at all times a duly appointed agent in the State of Delaware for the service of any process or summons in connection with any such dispute, litigation, action or proceeding brought in any such court and, if it fails to maintain such an agent during any period, any such process or summons may be served on it by mailing a copy of such process or summons to it at its address set forth, and in the manner provided, in Section 10.06, with such service deemed effective on the fifteenth day after the date of such mailing.

    Each party to this Agreement irrevocably waives the right to a trial by jury in connection with any matter arising out of this Agreement and, to the fullest extent permitted by applicable law, any defense or objection it may now or hereafter have to the laying of venue of any proceeding under this Agreement brought in the courts of the State of Delaware or of the United States sitting in the State of Delaware and any claim that any proceeding nder this Agreement brought in any such court has been brought in an inconvenient forum.

    10.14. Fair Construction. This Agreement shall be deemed to be the joint work product of the Purchaser and the Sellers without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

Each of the parties to this Agreement has caused this Agreement to be executed on its behalf by its duly authorized representative, all as of the day and year first above written.


                                      DOW ENVIRONMENTAL INC.

                                      By:  /s/  Jane M. Gootee
                                          -----------------------------------
                                          Name: Jane M. Gootee
                                          Title: Authorized Representative


                                      TCM TECHNOLOGIES INC.

                                      By:  /s/ Kathleen C. Fothergill
                                          -----------------------------------
                                          Name: Kathleen C. Fothergill
                                          Title: Vice President


                                      RADIAN ACQUISITION CORP.

                                      By:  /s/ Arhtur C. Darrow
                                          -----------------------------------
                                          Name:   Arthur C. Darrow
                                          Title:  Chief Executive Officer and
                                                  President


     And, solely for the limited purpose as set forth in Article IIIA and Sections 6.07, 6.08, 6.11 and 10.02.

                                      THE DOW CHEMICAL COMPANY

                                      By:   /s/ Kathleen C. Fothergill
                                          -----------------------------------
                                          Name:  Kathleen C. Fothergill
                                          Title: Authorized Representative


     And, solely for the limited purpose as set forth in Sections 6.05, 6.08 and 10.02.

                                      RADIAN INTERNATIONAL LLC

                                      By:  /s/ Donald M. Carlton
                                          ----------------------------------
                                          Name: Donald M. Carlton
                                          Title: President and
                                                 Chief Executive Officer


     And, solely for the limited purpose as set forth in Article VA and Sections 6.08 and 6.12.

                                      DAMES & MOORE GROUP

                                      By:  /s/ Arthur C. Darrow
                                          ---------------------------------
                                          Name:   Arthur C. Darrow
                                          Title:  Chief Executive Officer


                                                                   EXHIBIT A

                    BILL OF SALE OF MEMBERSHIP INTERESTS OF
                    ---------------------------------------
                           RADIAN INTERNATIONAL LLC
                           ------------------------

     This BILL OF SALE ("Bill of Sale"), dated July 31, 1998, is by and between Radian Acquisition Corp., a Delaware corporation ("Purchaser") and TCM Technologies Inc., a Delaware corporation and Dow Environmental Inc., a Delaware corporation (each, a "Seller," and together, the Sellers). This Bill of Sale is being entered into pursuant to, and in accordance with, the terms and conditions of Section 2.04 of the Equity Purchase Agreement, dated as of July 31, 1998, between Sellers and Purchaser (the "Equity Purchase Agreement"). Capitalized terms used but not otherwise defined in this Bill of Sale shall have the same meanings as set forth in the Equity Purchase Agreement.

     In consideration of the payment by Purchaser to Sellers in the amount of $_____________ and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers, intending to be legally bound, do hereby sell, transfer, convey, assign, and deliver to Purchaser, as of the Closing Date, free and clear of all Liens, all of Sellers' right, title and interest in and to all of the Membership Interests owned by Sellers.

     From time to time after the date of this Bill of Sale, Sellers, without further consideration but at Purchaser's expense, will execute, deliver and record or cause to be executed, delivered and recorded such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Purchaser may request in order to more effectively transfer, convey, assign and deliver to Purchaser, and to place Purchaser in possession and control of, the Membership Interests previously owned by Sellers, or to enable Purchaser to exercise and enjoy all rights and benefits of Sellers' Membership Interest in Radian International LLC.

     This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Delaware.


                                      DOW ENVIRONMENTAL INC.

                                      By:
                                          -----------------------------------
                                          Name:
                                          Title:


                                      TCM TECHNOLOGIES INC.

                                      By:
                                          -----------------------------------
                                          Name:
                                          Title:


                                      RADIAN ACQUISITION CORP.

                                      By:
                                          -----------------------------------
                                          Name:   Arthur C. Darrow
                                          Title:  Chief Executive Officer and
                                                  President


                                                                    EXHIBIT B

                       OWNERSHIP OF MEMBERSHIP INTERESTS

                     OWNER               MEMBERSHIP INTERESTS
             ----------------------      --------------------
             Dow Environmental Inc.              60%

             TCM Technologies Inc.               40%


                                                                    EXHIBIT C

                         OPINION OF LATHAM & WATKINS

     The opinion of Latham & Watkins to be delivered pursuant to Section 7.02(e) of the Equity Purchase Agreement ("Agreement") shall be to the effect that:

     A. The Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of Delaware.

     B. Group has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of Delaware.

     C. Each of the Purchaser and Group has all the requisite corporate power to enter into the Agreement and to perform its obligations thereunder.

     D. The execution and delivery of the Agreement and the purchase of the Company's membership interests has been duly authorized by all necessary corporate action of each of the Purchaser and Group, and the Agreement has been duly executed and delivered by each of the Purchaser and Group.

     E. The Agreement constitutes a legally valid and binding obligation of the Purchaser and Group, enforceable against each of the Purchaser and Group in accordance with its terms, subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

     F. The execution and delivery of the Agreement by each of the Purchaser and Group and the purchase of the membership interests by Purchaser as of the date hereof does not (i) violate the DGCL or any California statute, rule or regulation applicable to the Purchaser; (ii) violate the Purchaser's charter or bylaws; (iii) except for requirements of the HSR Act, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental body in connection with the execution or delivery of the Agreement and the purchase of the membership interests; or (iv) result in the breach of or a default or require consent under any material agreement or contract to which the Purchaser is a party or by which the Purchaser (or any of its respective properties) is bound.

     Such opinion shall be subject to customary qualifications and exceptions.


                                                                    EXHIBIT D

                       OPINION OF MAYER, BROWN & PLATT

     The opinion of Mayer, Brown & Platt to be delivered pursuant to Section 7.03(f) of the Equity Purchase Agreement ("Agreement") shall be to the effect that:

     A. The Company has been duly formed and is validly existing in good standing as a limited liability company under the DLLCA.

     B. Each of the Sellers and TDCC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of Delaware.

     C. Each of the Sellers, TDCC and the Company has all the requisite corporate or limited liability company power to enter into the Agreement and to perform its obligations thereunder.

     D. All of the issued and outstanding membership interests in the Company are (i) held beneficially and of record by the Sellers, (ii) have been duly and validly issued to, and held by, the Sellers and (iii) to our knowledge (based on a certificate from officers of Sellers and such other limited review as shall be specified in such opinion), are free and clear of all liens. Upon the sale of Seller\rquote s membership interests to Purchaser at the Closing, Purchaser will own all of the outstanding membership interests of the Company, free and clear of all liens, assuming Purchaser has no notice of any adverse claim.

     E. To our knowledge (based on a certificate from officers of Sellers and such other limited review as shall be specified in such opinion), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its membership interests.

     F. The execution and delivery of the Agreement and the sale of the Company\rquote s membership interests has been duly authorized by all necessary corporate or limited liability company action of each of the Sellers, TDCC and the Company and the Agreement has been duly executed and delivered by the Sellers, TDCC and the Company.

     G. The Agreement constitutes a legally valid and binding obligation of the Sellers, TDCC and the Company, enforceable against each of the Sellers, TDCC and the Company in accordance with its terms, subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

     H. The execution and delivery of the Agreement by each of the Sellers, TDCC and the Company and the sale of the membership interests by Sellers as of the date hereof does not: (a) violate the DGCL, DLLCA or any federal or Texas statute, rule or regulation applicable to the Sellers, TDCC and the Company and (b) violate the provisions of the LLC Agreement dated January 1, 1998, or the charter or bylaws of the Sellers and TDCC.

     I. Assuming the accuracy of Purchaser's representations and warranties contained in Section 5.09 of the Agreement, no registration of the membership interests is required under the Securities Act of 1933, as amended, for the sale of all of the Sellers' membership interests in the Company by Seller to the Purchaser.

     Such opinion shall be subject to customary qualifications and exceptions.


                                                                    EXHIBIT E

                 OPINION OF GRAVES, DOUGHERTY, HEARON & MOODY

     The opinion of Graves, Dougherty, Hearon & Moody to be delivered pursuant to Section 7.03(g) of the Equity Purchase Agreement ("Agreement") shall be to the effect that:

     A. Except as set forth in Schedule 4.14 of the Disclosure Memorandum, the execution and delivery of the Agreement by each of the Sellers, TDCC and the Company and the sale of the membership interests by Sellers as of the date hereof does not result in the breach of or a default or require consent under any Designated Contract (as defined below) to which the Company is a party or by which the Company (or any of its properties) is bound. For purposes of such opinion, the term "Designated Contract" shall mean a Contract listed on a certificate executed by two executive officers of the Company, in their representative capacities, setting forth the material Contracts of the Company (provided that such counsel need not opine as to whether such list constitutes all material Contracts of the Company).

     B. Except for (i) requirements of the HSR Act and any other similar laws applicable to the transactions contemplated by this Agreement, or (ii) the requirements of any federal or state securities law or regulation, no consent, approval or authorization of, or declaration, filing or registration with, any governmental body is required by any Federal or Texas statute, in connection with the execution or delivery of the Agreement and the sale of the membership interests, except for consents, approvals, authorizations, declarations, filings or registrations which, if not obtained, would not have Material Adverse Effect.

     Such counsel need not opine on the effect on any of the foregoing of (i) any applicable laws or regulations relating to government contracts or (ii) any applicable laws or regulations regarding security clearances.

     Such opinion shall be subject to customary qualifications and exceptions.